Exhibit 4.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND AMONG

SEASPAN CORPORATION,

SEASPAN MANAGEMENT SERVICES LIMITED

AND

THE OWNERS OF SEASPAN MANAGEMENT SERVICES LIMITED

JANUARY 27, 2012

i

4.18	Employee Matters	34

4.19	Interested Party Transactions	35

4.20	Insurance	35

4.21	Books and Records	35

4.22	Suppliers	36

4.23	Accounts Receivable	36

4.24	Inventory	36

4.25	Bank Accounts; Powers of Attorney	37

4.26	Finders’ Fees	37

ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER	37

5.1	Authority and Enforceability	37

5.2	Consents; Non-Contravention	37

5.3	Title to Shares	38

5.4	No Acquisitions	38

5.5	Litigation	38

5.6	Investment Representations	38

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	39

6.1	Organization and Standing	39

6.2	Authority and Enforceability	40

6.3	Non-Contravention	40

6.4	Government Consents	40

6.5	Capital	41

6.6	Financial Statements; Accounting Records	41

6.7	Securities Law Related Representations and Warranties	41

ARTICLE VII	COVENANTS	42

7.1	Conduct of Business of the Company	42

7.2	Reasonable Efforts	42

7.3	Third Party Consents; Notices	43

7.4	Public Disclosure	43

7.5	Notices	43

7.6	No Solicitation	43

7.7	Access to Information	44

7.8	Management Agreements	44

7.9	Employee/SSB Assets	44

7.10	Cancellation of Incentive Shares	44

7.11	Expenses	45

7.12	Tax Matters	45

7.13	Accounts Receivable	47

ARTICLE VIII	CONDITIONS TO CLOSING	48

8.1	Conditions to Obligations of Each Party	48

8.2	Additional Conditions to Sellers’ Obligations	48

8.3	Conditions to Purchaser’s Obligations	49

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	51

9.1	Termination	51

9.2	Effect of Termination	51

9.3	Amendment	52

9.4	Waiver	52

ARTICLE X	INDEMNIFICATION	52

10.1	Survival of Representations, Warranties, Covenants and Agreements	52

10.2	Indemnification by Sellers	53

10.3	Indemnification by Purchaser	53

10.4	Limitations; Exclusive Remedy	54

10.5	Escrow Fund	56

10.6	Claims	56

10.7	Third Party Claims	56

10.8	Limitation	58

ARTICLE XI	GENERAL PROVISIONS	58

11.1	Notices	58

11.2	Interpretation	61

11.3	Counterparts	61

11.4	Entire Agreement; Parties in Interest	61

11.5	Assignment and Succession	62

11.6	Severability	62

11.7	Remedies Cumulative	62

11.8	Governing Law	62

11.9	Rules of Construction	62

11.10	Confidentiality	63

11.11	Sellers’ Assurances	63

EXHIBITS AND SCHEDULES

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Lock-up Agreement
Exhibit C	Form of Amendment to Omnibus Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Amendment to Shareholder Rights Agreement

v

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2012 (the “Agreement Date”), by and among Seaspan Corporation, a Marshall Islands corporation (“Purchaser”), Seaspan Management Services Limited, a Bermuda company (the “Company”), The Kevin Lee Washington 1999 Trust II, the Kyle Roy Washington 2005 Irrevocable Trust under agreement dated July 15, 2005 and Thetis Holdings Ltd., a Cayman Islands company (each a “Seller” and together, the “Sellers”).

RECITALS

A. Sellers own all of the issued and outstanding share capital of the Company (the “Company Shares”), consisting of shares of common shares (the “Company Common Shares”) and the Class B common shares (the “Company Class B Shares”), and the Company owns, directly or indirectly, all of the issued and outstanding shares of Class C common stock of the Purchaser (the “Incentive Shares”).

B. Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Company Shares (the “Purchase”) upon the terms and subject to the conditions set forth herein.

C. Purchaser desires, by means of the Purchase, to acquire ownership of, for purposes of extinguishing, the Incentive Shares.

D. Sellers and Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated herein.

E. Sellers and Purchaser intend the transaction to qualify as a tax-free reorganization pursuant to Section 368(a) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

As used in this Agreement, the following terms shall have the meanings indicated below.

“Accounts Receivable” has the meaning set forth in Section 4.23.

“Acquired Vessel” means, without duplication, any container vessel acquired (pursuant to an asset purchase, share purchase, merger or otherwise) by Purchaser, GCI or Blue Water or any of their Subsidiaries or affiliates and managed by a Post-Closing Manager. For clarity, an Acquired Vessel will include a vessel, other than a New Building Vessel, subject to a finance or operating lease with a minimum term of five years to which Purchaser, GCI or Blue Water or any of their Subsidiaries or affiliates (including any company, joint venture or partnership directly or indirectly actually controlled by Purchaser, GCI or Blue Water or any combination of them) is the lessee and that is managed by a Post-Closing Manager.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or Group, other than Purchaser, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of any Company Entity, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any equity securities of any Company Entity, (c) tender offer or exchange offer that if completed would result in any Person or Group beneficially owning any equity securities of any Company Entity or (d) purchase, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Company Entity; in each case, other than this Agreement or any other offer, proposal or indication of interest by Purchaser or an affiliate of Purchaser.

“Adjusted Net Asset Value” means an amount equal to, without duplication, (a) the total assets of the Company (other than the Employee/SSB Assets) as reflected on the Audited Balance Sheet, determined in conformity with GAAP, minus (b) the total liabilities of the Company, as reflected on the Audited Balance Sheet, determined in conformity with GAAP, minus (c) to the extent not already reflected on the Audited Balance Sheet, the aggregate amount of obligations under the Seaspan Corporation Stock Incentive Plan relating to unpurchased shares of Class A common stock of Purchaser or otherwise (whether or not such obligations are required to be accrued in accordance with GAAP) as of December 31, 2011, and minus (d) all Transaction Expenses (excluding any such expenses incurred at the direction of Purchaser following the Closing) to the extent not included in clause (b) above and regardless of when incurred, whether before, on or after the Closing Date. For purposes of calculating the Adjusted Net Asset Value, (i) the value of Inventory will be determined based on the physical inventory taken as of December 31, 2011, with Marine Lubricants to be valued on a per liter basis as set forth in Section 1.1 of the Disclosure Schedule, (ii) accounts receivable shall exclude any Extraordinary Expenses (as that term is defined in the Management Agreements) incurred by the Company Entities prior to December 31, 2011 that are rejected after December 12, 2011 by the Conflicts Committee of the Purchaser’s board of directors, and (iii) any change in assets or liabilities to the extent attributable to (x) the accounting of the transactions contemplated by this Agreement (e.g. any changes in fair value associated with “purchase benefits”) or (y) applying U.S. GAAP rather than Canadian GAAP in preparing the Audited Balance Sheet shall be disregarded.

“Adjusted Net Asset Value Threshold” means an amount equal to $5.0 million plus the amount of any Pre-Closing NAV Dividend.

“affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Approval” has the meaning set forth in Section 4.5(a).

“Audited Balance Sheet” shall mean the consolidated audited balance sheet of the Company as of December 31, 2011, with a scope exception only for inventory.

“Balance Sheet Date” has the meaning set forth in Section 4.8(a).

“Base Purchase Price” has the meaning set forth in Section 3.1(b).

“Blue Water” means Blue Water Commerce, LLC a Montana limited liability company.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in the province of British Columbia, the state of New York and the city of Hong Kong.

“Canada Tax Act” means the Income Tax Act (Canada).

“Claim” has the meaning set forth in Section 10.6.

“Claim Notice” has the meaning set forth in Section 10.6.

“Class A Common Stock” means the Class A common stock of the Purchaser.

“Closing” has the meaning set forth in Section 2.2.

“Closing Consideration” has the meaning set forth in Section 3.1(c).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Unpaid Transaction Expenses” means the aggregate amount of all unpaid Transaction Expenses as of the Effective Time.

“Closing Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, on behalf of the Company, dated as of the Closing Date, certifying the aggregate amount of the Closing Date Unpaid Transaction Expenses.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Class B Shares” has the meaning set forth in the Preamble.

“Company Common Shares” has the meaning set forth in the Preamble.

“Company Debt” has the meaning set forth in Section 4.8(e).

“Company Employee Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock or unit, stock appreciation rights or fringe benefit plan and any employment, consulting or personal services contract, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by any Company Entity, or to which any Company Entity is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of any Company Entity (or any dependent or beneficiary of any such individual), or (c) with respect to which any Company Entity has (or could have) any obligation or Liability, excluding all Statutory Plans.

“Company Entities” means, collectively, the Company and its Subsidiaries. “Company Entity” means any of the Company Entities.

“Company Intellectual Property” means all Intellectual Property owned by the Company Entities.

“Company Real Estate” has the meaning set forth in Section 4.10(a).

“Company Representatives” has the meaning set forth in Section 7.6.

“Company Shares” has the meaning set forth in the Preamble.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“control” means, when used with respect to a specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise. “controlled” and “controlling” will have correlative meanings.

“Disclosure Schedule” has the meaning set forth in Article IV.

“Dispensation” means an express, written applicable dispensation granted by a flag state or classification society with respect to a particular Vessel.

“Dispute Notice” has the meaning set forth in Section 3.4.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee/SSB Assets” has the meaning set forth in Section 7.9.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of the right, title or interest in or to such asset.

“Environmental and Safety Laws” means any federal, foreign, state, provincial or local laws, ordinances, codes, regulations, rules, conventions, treaties, directives, policies and orders, including those of the International Maritime Organization, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public, that have the force of law and are applicable to the Company Entities, their operations or the operation of Vessels managed by Company Entities.

“Environmental Permits” means all Permits required under or issued pursuant to any applicable Environmental and Safety Laws.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 10.5.

“Escrow Agreement” means the Escrow Agreement between Purchaser, the Escrow Agent and the Sellers, substantially in the form of Exhibit A.

“Escrow Consideration” has the meaning set forth in Section 3.1(a), which Escrow Consideration shall be represented by shares of Purchaser’s Class A Common Stock, having an aggregate value of $7.5 million based on the Per Share Value.

“Escrow Exceptions” has the meaning set forth in Section 10.4(f).

“Estimated Adjusted Net Asset Value” has the meaning given in Section 3.5.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Loss” has the meaning set forth in Section 7.12(e).

“Final Adjusted Net Asset Value” has the meaning set forth in Section 3.4.

“Financial Records” means all books of account and other financial data and information of each Company Entity, and includes all such records, data and information stored electronically, digitally or on computer-related media.

“Financial Statements” has the meaning set forth in Section 4.8(a).

“Fleet Growth Payments” has the meaning set forth in Section 3.6(a).

“Fundamental Representations” has the meaning set forth in Section 10.1(a).

“GAAP” means (a) in the case of the Audited Balance Sheet, generally accepted accounting principles in the United States applied, if applicable, consistent with past practice; and (ii) in all other cases, generally accepted accounting principles applied consistent with past practice in the jurisdiction of formation for the subject entity or such other jurisdiction as is specified herein.

“GCI” means Greater China Intermodal Investments LLC a company incorporated in the Marshall Islands.

“Governmental Entity” means any supranational, national, state, provincial, municipal, local or foreign government, including the International Maritime Organization, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder.

“Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, petroleum, or infectious or reactive substance, material or waste defined in or regulated under any Environmental and Safety Laws.

“Hazardous Materials Activities” means transporting, generating, storing, using, manufacturing, disposing of, arranging for the disposal of, releasing, or exposing employees or others to Hazardous Materials.

“Indebtedness” means, with respect to the Company Entities at any applicable time of determination, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations under swaps, hedges or similar instruments, (iv) all obligations in respect of letters of credit and bankers’ acceptances, (v) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness, (vi) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise (including any “earn out” or similar payments or obligations at the maximum amount payable in respect thereof), and (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property. For the avoidance of doubt, long-term “deferred revenue” incurred in the Ordinary Course of Business consistent with past practice shall not be considered Indebtedness for purposes of this Agreement.

“Indemnifiable Damages” has the meaning set forth in Section 10.2.

“Indemnifiable Transaction Expenses” means any Transaction Expenses which have not been taken into account in the calculation, directly or indirectly, of the Adjusted Net Asset Value. All Indemnifiable Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of Article X.

“Indemnified Person(s)” has the meaning set forth in Section 10.3.

“Indemnifying Person(s)” has the meaning set forth in Section 10.6.

“Infringed” has the meaning set forth in Section 4.14(d).

“Intellectual Property” means algorithms, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), know-how, trade secrets, trademarks, service marks and other brand identifiers, proprietary information, protocols, schematics, specifications, software (in any form, including source code and executable code), techniques, interfaces, URLs, web sites, works of authorship, and all other forms of technology, in each case whether or not embodied in any tangible form.

“Intellectual Property Rights” means all rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (b) trademark, service mark, and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) any other proprietary rights applicable to Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“knowledge” (or any other term signifying awareness) means (a) with respect to the Company only, (i) the actual knowledge of Graham Porter, Sai Chu, Peter Curtis, Kyle Washington and Gerry Wang of such fact, circumstance, event or other matter, and (ii) except with respect to Graham Porter and Kyle Washington, the knowledge or awareness that any such person referenced in clause (a)(i) above, as a prudent business person, would have obtained after making reasonable inquiry and investigation with respect to the particular matter in question and (b) with respect to each Seller, respectively, (i) the actual knowledge of such Seller of such fact, circumstance, event or other matter, and (ii) the knowledge such Seller, as a prudent business person, would have obtained after making reasonable inquiry and investigation with respect to the particular matter in question.

“Latest Balance Sheet” has the meaning set forth in Section 4.8(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Legal Requirements” means any federal, state, provincial, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, treaty, convention, directive, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Maritime Guideline, orders, writs, injunctions, awards, judgments and decrees, in each case having the force of law, applicable to any Company Entity or to any of its assets, properties or businesses.

“Liabilities” means all costs, debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.

“Lock-Up Agreements” means the agreements between Purchaser and each Seller providing for limitations on the disposition of the Class A Common Stock issued as Base Purchase Price pursuant to Section 3.1, and prohibiting related hedging transactions, substantially in the form of Exhibit B.

“Locked-up Shares” has the meaning set forth in Section 10.4(e).

“Management Agreements” means the management agreements set forth in Section 1.2 of the Disclosure Schedule.

“Marine Lubricants” means, collectively, those lubricants historically included as “Inventory” in the Company’s Financial Statements, including crankcase oil, cylinder-high TBN, cylinder-low TBN and generator oil.

“Maritime Guideline” means any rule, code of practice, convention, protocol, guideline, or similar requirement or restriction concerning or relating to any Vessel, and to which a Vessel is subject, imposed or published by any Governmental Entity, the International Maritime Organization, such Vessel’s classification society or the insurers of such Vessel, in each case having the force of law.

“Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, is, or would be reasonably expected to, (a) be materially adverse to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, results of operations of the Company Entities, taken as a whole, or the Purchaser, as applicable, except to the extent any such Effect results from or arises out of: (i) satisfaction of the obligations set forth herein, (ii) changes in the general economic conditions globally or in any region where the Company Entities or Purchaser operates its business, (iii) changes in the global financial or banking markets, (iv) changes generally applicable to the industries in which the Company Entities or Purchaser conducts its business, including changes in accounting principles and practices applicable generally or to such industries, (v) changes in laws, rules and regulations applicable to the Company Entities, Purchaser or their respective business or (vi) changes due to Purchaser’s breach of any existing obligations to the Company Entities or changes relating to Purchaser that are approved by Purchaser’s board of directors (except, with respect to the exceptions set forth in clauses (ii) through and including (v), to the extent that the Company Entities or Purchaser is disproportionately affected by such Effects).

“Material Contract” has the meaning set forth in Section 4.6(a).

“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects,” “Material Adverse Effect,” or words of similar import.

“Money Laundering Laws” has the meaning set forth in Section 4.13(d).

“New Building Vessel” means, without duplication, a newly constructed container vessel (a) to be managed by a Post-Closing Manager, (b) for which a Post-Closing Manager will provide construction supervision services and (c) ordered during the Payment Period via a bona fide and fully-executed definitive newbuilding construction contract with a shipyard by Purchaser, GCI, or if such vessel is ordered pursuant to the Right of First Refusal Agreement, Blue Water or any of their Subsidiaries or affiliates. With respect to a New Building Vessel ordered by Purchaser or any of its Subsidiaries, such New Building Vessel must be ordered with the express approval of a majority of the independent directors of Purchaser (or by a committee comprised of at least three independent directors of Purchaser). For clarity, a New Building Vessel will include a vessel subject to a finance or operating lease with a minimum term of five years to which Purchaser, GCI or Blue Water or any of their Subsidiaries or affiliates (including any joint venture or partnership directly or indirectly actually controlled by Purchaser, GCI or Blue Water, or any combination of them) is the lessee and that is managed by a Post-Closing Manager and for which a Post-Closing Manager will provide construction supervision services.

“New Litigation Claim” has the meaning set forth in Section 7.5.

“NYSE” means The New York Stock Exchange.

“Omnibus Agreement” means that Omnibus Agreement, dated as of August 8, 2005, as amended as of March 14, 2011, by and among Purchaser, the Company, Seaspan Ship Management Ltd., Seaspan Advisory Services Limited, Norsk Pacific Steamship Company Limited and Seaspan Marine Corporation (formerly known as Seaspan International Ltd.)

“Omnibus Amendment” means the Amended and Restated Omnibus Agreement, substantially in the form of Exhibit C.

“Ordinary Course of Business” means the conduct of business in the ordinary course and in substantially the same manner as conducted in the past.

“Organizational Documents” has the meaning set forth in Section 4.4.

“Ownership Interest” means, with respect to a particular Seller, the percentage of the Company owned by such Seller, as set forth on Section 4.7(b) of the Disclosure Schedule.

“Payment Period” has the meaning set forth in Section 3.6(a).

“Per Share Value” has the meaning set forth in Section 3.2(b).

“Permits” means licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises, membership affiliations, rights, approvals and orders of any Governmental Entity or Maritime Guideline.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials, repairs or supplies and other like liens; (e) statutory liens for unpaid crew wages or master’s disbursements to the extent such wages or disbursements are not yet due and owing; (f) liens for classification or drydocking services to the extent for which payment is not yet due and owing; and (g) any encumbrances set out in Section 1.3 of the Disclosure Schedule.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Post-Closing Manager” means any Company Entity or another entity directly or indirectly controlled by Purchaser that will manage (whether technical, commercial or crew management) and, if applicable, provide construction supervision services for New Building Vessels and Acquired Vessels.

“Pre-Closing Period” has the meaning set forth in Section 7.1.

“Pre-Closing NAV Dividend” has the meaning given in Section 3.5.

“Pre-Closing Taxes” means (a) all Taxes (or the non-payment thereof) of the Company Entities for all Pre-Closing Tax Periods, or which relate to an event or transaction occurring on or before the Closing Date, (b) all Taxes of any member of Tax Group of which any of the Company Entities (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, (c) any and all Taxes of any Person (other than the Company Entities) imposed on any of the Company Entities arising under contract, by operation of law, by reason of being a successor or transferee, or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date, and (d) all Taxes arising out of or resulting from the transactions contemplated by this Agreement (including, for greater certainty, the Pre-Closing Transactions); provided, however, that Pre-Closing Taxes shall not include any Taxes (e) reflected in the reserves for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and tax income) set forth on the Audited Balance Sheet and taken into account in determining the Final Adjusted Net Asset Value (f) arising from the amendment of any tax return filed by any Company Entity for any taxation year ending on or before the Closing, or any other action taken by the Purchaser or any Company Entity which has the effect of shifting income, deduction, credit, or allowance from one fiscal period to another fiscal period or between or among a Company Entity and another taxpayer, unless such amendment or other action is required by applicable law or is consented to by the Sellers, such consent not to be unreasonably withheld, (g) any Taxes arising as a consequence of a Company Entity filing any election provided for in any Tax Return which increases Taxes payable by any Company Entity for a period ending on or before the Closing Date, or (h) arising from a reorganization that occurs after the Closing Date of any Company Entity which results in a liability for Taxes for a period ending on or before the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Transactions” means the Pre-Closing NAV Dividend and the transfer to the Sellers of the Employee/SSB Assets as contemplated by Section 7.9.

“Proceedings” means any action, suit, proceeding, application for a provisional or protective measure, complaint, demand, claim, charge, inquiry, investigation, arbitration or mediation whether or not before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.

“Proposed Final Adjusted Net Asset Value” has the meaning set forth in Section 3.4.

“Pro Rata Portion” means, with respect to a particular Seller, a percentage equal to the Seller’s Ownership Interest.

“Purchase” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 8.2(b).

“Purchaser Indemnified Person(s)” has the meaning set forth in Section 10.2.

“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights and registered trademarks.

“Registration Rights Agreement” means the agreement between Purchaser and the Sellers relating to the registration of the Class A Common Stock following the Closing, substantially in the form of Exhibit D.

“Related Parties” has the meaning set forth in Section 4.19.

“Representative” when used with respect to a Party means each director, officer, employee, agent, consultant, adviser and other representative of that Party who is involved in the transactions contemplated by this Agreement.

“Sanctions” has the meaning set forth in Section 4.13(e).

“Seaspan Mark License Agreement” means the agreement between the Purchaser and Seaspan Marine Corporation, in such form as mutually agreed by the Sellers and the Purchaser.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Indemnified Person(s)” has the meaning set forth in Section 10.3.

“Shareholders Rights Agreement” means the Amended and Restated Shareholders Rights Agreement between Purchaser and American Stock Transfer & Trust Company, LLC, dated April 19, 2011.

“Shareholder Rights Agreement Amendment” means an amendment to the Shareholder Rights Agreement, substantially in the form of Exhibit E, providing that Class A Common Stock acquired by Sellers pursuant to Article III of this Agreement shall be excluded from the beneficial ownership calculations for the purpose of the “Acquiring Person” definition in the Shareholder Rights Agreement.

“Significant Supplier” has the meaning set forth in Section 4.22.

“Statutory Plans” means any employee benefit plan, policy or program mandated by statute of a jurisdiction other than the United States and which any Company Entity is required to participate in or contribute to.

“Straddle Period” means any Tax period that includes but does not end on the Closing Date or the date immediately prior to the Closing Date.

“Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which a Person owns, directly or indirectly, more than 50% of the outstanding voting securities or voting equity interests or of which a Person has the power, directly or indirectly, whether through ownership of equity securities, by contract or otherwise, to direct or manage the business or affairs.

“Survival Period” has the meaning set forth in Section 10.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any federal, state, provincial, local and foreign tax, charge, fee, levy, impost, duty and other similar assessment or charge of any kind whatsoever imposed by the United States of America, Canada, Hong Kong, Bermuda, India or any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each such Governmental Entity, a “Tax Authority”), including net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount, whether disputed or not, imposed with respect to the foregoing, (ii) any liability for any amounts of the type described in clause (i) as a result of being or ceasing to be a member of any Tax Group (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of federal, state, provincial, local or foreign law) and (iii) any liability for any amounts of the type described in clause (i) or (ii) arising under contract, by operation of law, by reason of being a successor or transferee, otherwise.

“Tax Group” means any “affiliated group” of corporations within the meaning of Code Section 1504 (or any similar affiliated combined, consolidated, or unitary group or arrangement for group relief for state, provincial, local or foreign Tax purposes).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Tender Offer” means the issuer tender offer commenced by the Purchaser on December 13, 2011.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Claim” has the meaning set forth in Section 10.7(a).

“Third Party Intellectual Property” means all Intellectual Property owned by third parties that is used by any Company Entity in the conduct of its business, including all Intellectual Property Rights thereto.

“Threshold Amount” has the meaning set forth in Section 10.4(b).

“Transaction Expenses” means all out of pocket fees and expenses of the Company Entities in connection with the Purchase and this Agreement and the transactions contemplated hereby, whether or not paid, payable, billed or accrued prior to the Closing (including any fees and expenses of legal counsel, fees and expenses payable to financial advisors, accountants, investment bankers and brokers of any of the Company Entities notwithstanding any contingencies for escrows, and any such fees incurred by Sellers and paid for or to be paid for by any of the Company Entities, and expenses of Sellers in connection with the Purchase that any of the Company Entities has agreed to pay or is otherwise obligated to pay); provided however, that in no event will Transaction Expenses include any fees or expenses of legal counsel, financial advisors, accountants, investment bankers or brokers for services provided to or at the request of Purchaser and to the extent unrelated to the transactions contemplated by this Agreement.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Triggering Event” has the meaning set forth in Section 7.12(g).

“Vessel” means any container vessel operated or managed by any Company Entity.

“W Logo License Agreement” means the agreement between the Purchaser and Washington Business Services, Inc. (formerly known as Washington Corporations), in such form as mutually agreed by the Sellers and the Purchaser.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 The Purchase.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Encumbrances, and Purchaser shall purchase, acquire and accept the Company Shares from Sellers, for the Purchase Price.

2.2 Closing.

Subject to the terms and conditions of this Agreement, each of the Sellers and Purchaser shall cause the closing of the Purchase (the “Closing”) to occur on January 27, 2012 (the “Closing Date”), at 8:00 a.m. Pacific time at the offices of Conyers Dill & Pearman Limited, Clarendon House, 2 Church Street, Hamilton, Bermuda, or such other date, time or location as Purchaser and Sellers agree. For the purposes of this Agreement, the Closing shall be deemed to have occurred at 12:01 a.m. Pacific time on the Closing Date (the “Effective Time”). At the Closing, the parties to this Agreement each shall deliver all documents, instruments, certificates and other items as may be required under this Agreement.

ARTICLE III

CONSIDERATION

3.1 Consideration.

On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to purchase the Company Shares from Sellers, and Sellers agree to sell the Company Shares and to deliver the Company Shares to Purchaser, free and clear of any Encumbrance. Subject to the adjustments set forth herein and Section 3.5, the aggregate purchase price for the Company Shares shall be (as adjusted, the “Purchase Price”):

(a) US$7,500,000 (the “Escrow Consideration”), to be deposited with the Escrow Agent in accordance with Section 10.5; plus

(b) US$46,500,000 (the “Closing Consideration,” and together with the Escrow Consideration, the “Base Purchase Price”), payable to Sellers as described in Section 3.3; and plus

(c) Fleet Growth Payments, if any, payable to Sellers in accordance with Section 3.6.

3.2 Purchase Price Allocations; Per Share Value.

(a) Subject to the provisions for the Escrow Consideration set forth in Section 3.3, the Purchase Price will be paid to Sellers based on the Ownership Interest of each Seller, as set forth in Section 4.7(b) of the Disclosure Schedule.

(b) The Base Purchase Price and the Fleet Growth Payments, if any, shall be payable in shares of Class A Common Stock free and clear of any Encumbrances (other than Encumbrances under the Escrow Agreement, the Lock-up Agreements and applicable securities laws), with such shares valued on a per share basis equal to $12.794, being the volume-weighted average trading price of the Class A Common Stock on the NYSE for the 90 trading days immediately preceding the Closing Date (the “Per Share Value”).

3.3 Payment.

At the Closing, Purchaser shall deliver (a) to each Seller (i) an amount of Class A Common Stock in the name of such Seller equal to such Seller’s Pro Rata Portion of the Base Purchase Price, less (ii) the number of shares of Class A Common Stock, in the name of such Seller equal to such Seller’s Pro Rata Portion of the Escrow Consideration, and (b) to the Escrow Agent, an aggregate number of shares of Class A Common Stock equal to the Escrow Consideration, in each case, calculated in accordance with Section 3.2. The Escrow Agent will hold the Escrow Consideration pursuant to the Escrow Agreement, and will be instructed to release the Escrow Consideration to the Sellers to the extent the Escrow Consideration is not used to pay for indemnification obligations pursuant to Article X and in accordance with the Escrow Agreement. Following the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers the Fleet Growth Payments, if any, as set forth in Section 3.6.

3.4 Calculation of Final Adjusted Net Asset Value.

(a) On or before April 30, 2012, Purchaser shall deliver to the Sellers the Audited Balance Sheet. On or before thirty (30) days after receipt of the Audited Balance Sheet, Sellers shall deliver to Purchaser a statement, prepared in good faith and in accordance with GAAP, showing the amount of Adjusted Net Asset Value as of the date of the Audited Balance Sheet (the “Proposed Final Adjusted Net Asset Value”). The Sellers shall be responsible for the first $100,000 in fees of KPMG for the preparation of the Audited Balance Sheet and 50% of all such fees in excess of such $100,000 amount. The Purchaser shall be responsible for 50% of the KPMG fees for the preparation of the Audited Balance Sheet to the extent in excess of $100,000.

(b) During the period from the date of delivery of the Audited Balance Sheet until the date no later than 30 days after the Sellers receipt of the Audited Balance Sheet, the Purchaser shall give the Sellers and their Representatives such assistance and access to the Financial Records as the Sellers and their Representatives may reasonably request in order to enable them to reasonably assess the Audited Balance Sheet and prepare the calculation of the Proposed Final Adjusted Net Asset Value. The Sellers’ Representatives shall be provided copies of all working papers and draft balance sheets created by the Purchaser and its Representatives concurrently with the delivery of such documents to the Company in connection with such preparation, in each case solely for use in connection with the determination of the Final Adjusted Net Asset Value.

(c) Within twenty (20) days of Purchaser’s receipt of such Proposed Final Adjusted Net Asset Value, Purchaser may give written notice to Sellers that Purchaser disputes certain items contained in the Proposed Final Adjusted Net Asset Value (the “Dispute Notice”), which shall specify in reasonable detail the dollar amount of any objection and basis therefor; provided, however, that if Purchaser does not deliver a Dispute Notice by such date, Purchaser will be deemed to have accepted such Proposed Final Adjusted Net Asset Value and the Proposed Final Adjusted Net Asset Value shall be final and binding on Sellers and Purchaser.

(d) Upon timely delivery of the Dispute Notice, Purchaser and Sellers agree to confer in good faith with regard to the disputed items and an appropriate adjustment to the Proposed Final Adjusted Net Asset Value shall be made to the extent agreed upon by Purchaser and Sellers. If, within fifteen (15) days after delivery of a Dispute Notice, Purchaser and Sellers are unable to resolve the matter, either of them may within ten (10) days after the end of the previous fifteen (15)-day period notify in writing the other party of its intention to submit the dispute to arbitration.

(e) Within fifteen (15) days after receipt of such notice, Sellers and Purchaser shall submit the disputed matters to Ernst & Young LLP, or such other agreed upon independent accounting firm of recognized international standing (the “Arbitrator”), who shall adjudicate only those items still in dispute with respect to the Proposed Final Adjusted Net Asset Value. In making its calculation of the Final Adjusted Net Asset Value, the Arbitrator may consider only those items or amounts in the Proposed Final Adjusted Net Asset Value as to which Purchaser has disagreed as set forth in the Dispute Notice. The Arbitrator’s determination of any disputed items or amounts and its calculation of the Final Adjusted Net Asset Value must be within the range of the amount shown on the Proposed Final Adjusted Net Asset Value and the amount shown on the Dispute Notice. The Arbitrator shall deliver to Purchaser and Sellers, as promptly as practicable (but not more than 45 days from the date of engagement of the Arbitrator), a report setting forth its Final Adjusted Net Asset Value calculation. The Arbitrator’s report will be final and binding upon Purchaser and Sellers. The fees, costs and expenses of the Arbitrator shall be evenly split between Purchaser and Sellers. The Adjusted Net Asset Value agreed upon by Sellers and Purchaser (or deemed accepted by Purchaser) under this subsection, as adjusted, if necessary based on a decision by the Arbitrator hereunder, is referred to herein as the “Final Adjusted Net Asset Value.”

3.5 Pre-Closing Transactions. Prior to the Closing, the Company shall estimate the Final Adjusted Net Asset Value (“Estimated Adjusted Net Asset Value”) and shall (without causing an adjustment to the Purchase Price hereunder) be entitled to declare a cash dividend to the Sellers on the Company Common Shares of the amount by which the Final Adjusted Net Asset Value exceeds US$5.0 million and pay in respect of that dividend an aggregate amount equal to 125% of the amount by which the Estimated Adjusted Net Asset Value exceeds US$5.0 million (the “Pre-Closing NAV Dividend”). If the Adjusted Net Asset Value Threshold exceeds the Final Adjusted Net Asset Value, the Sellers will, promptly after the determination of the Final Adjusted Net Asset Value, repay, based on their respective Pro Rata Portions, to the Company, by wire transfer of immediately available funds to an account designated by the Company, an aggregate amount equal to the amount by which the Adjusted Net Asset Value Threshold exceeds the Final Adjusted Net Asset Value.

3.6 Fleet Growth Payments.

(a) Subject to and in accordance with the terms and conditions set forth in this Section 3.6, Purchaser will pay Sellers as additional consideration for the Company Shares 39,081 shares of Purchaser’s Class A Common Stock (equal to the quotient of US$500,000 divided by the Per Share Value) for each New Building Vessel and each Acquired Vessel ordered or acquired, respectively, after December 12, 2011 and prior to August 15, 2014 (the “Payment Period”) by Purchaser, GCI or Blue Water or their Subsidiaries or affiliates (such payments being referred to herein as the “Fleet Growth Payments”).

(b) Purchaser shall cause to be paid to Sellers, in proportion to their respective Pro Rata Portions, the applicable Fleet Growth Payments, if any, within ten (10) days after each March 31, June 30, September 30 and December 31 during the Payment Period.

(c) Sellers acknowledge and agree that, subject to Section 7.8 below, (i) their sole and exclusive right under this Section 3.6 will be to receive, subject to the other terms of this Agreement, the Fleet Growth Payments; (ii) Purchaser will have the right to operate the Company Entities as it chooses, in its sole discretion; (iii) Purchaser is not under any obligation to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of the Company Entities; (iv) Purchaser is not representing or warranting that any specific level of fleet growth will be achieved; and (v) all payments made under this Section 3.6 and all other payments made under this Agreement to Sellers are being paid solely for the purchase of the Company Shares, and the Parties will not take a Tax Return position inconsistent with the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE COMPANY

Subject to the disclosures set forth in the disclosure schedule delivered to Purchaser concurrently with the parties’ execution of this Agreement (the “Disclosure Schedule”) (each of which disclosures shall indicate the Section of this Article IV to which it relates, provided that (other than with respect to first clause of Section 4.9) any disclosure made under the heading of one section of the Disclosure Schedule may apply to and/or qualify disclosures made in one or more other sections to the extent that it is reasonably apparent on its face that such disclosures apply to or qualify other disclosures, notwithstanding the omission of an appropriate cross reference to such other section), the Company and each Seller, severally and not jointly, hereby represent and warrant to Purchaser, on the date hereof and on the Closing Date, as set forth below in this Article IV. Each representation and warranty shall be construed as a separate and independent representation and warranty and, except as expressly provided in this Agreement, shall not be limited or restricted by reference to or inference from any other term of this Agreement or other representation and warranty.

4.1 Organization, Standing and Power.

The Company is organized, validly existing and in good standing under the laws of Bermuda and has the corporate power and authority to enable it to own, lease or otherwise hold its properties and to conduct its business as now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would have a Material Adverse Effect.

4.2 Subsidiaries.

All of the Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 4.2 of the Disclosure Schedule. Each Subsidiary of the Company is a corporation organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to enable it to own, lease or otherwise hold its properties and to conduct its business as now being conducted. Each Subsidiary of the Company is qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would have a Material Adverse Effect. Except as may be set forth in Section 4.2 of the Disclosure Schedule, (a) each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Encumbrances and (b) no Company Entity owns, directly or indirectly, any capital stock of or ownership interest in, or any other securities convertible or exchangeable into or exercisable for capital stock of or any ownership interest in, any Person.

4.3 Authority and Enforceability.

The Company has the corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and complete the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements contemplated hereby to which the Company is a party, and the performance of all its obligations hereunder and the completion of the transactions contemplated hereby and thereby, have been duly and validly approved and authorized by all necessary corporate actions. This Agreement and all other agreements contemplated hereby to which the Company is a party have been (and, in the case of such other agreements, at Closing will be) duly executed and delivered by the Company and constitute (or in the case of the other agreements, will constitute) the valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ or others’ rights generally and limitations on the availability of equitable remedies.

4.4 Non-Contravention.

Except as set forth in Section 4.4 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, the execution and delivery of each of the other agreements contemplated hereby to which the Company is or will be a party does not and will not at Closing, the completion by the Company of the transactions contemplated hereby and thereby will not at Closing, and the performance by the Company of its obligations hereunder and thereunder do not and will not at Closing:

(a) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the memorandum and articles of association or other charter, bylaw or similar organizational or governing document (collectively, the “Organizational Documents”) of any Company Entity, (ii) any Contract of any Company Entity or (iii) any Legal Requirements applicable to any Company Entity or to any of its material properties or assets, except with respect to clauses (ii) and (iii) above for such conflicts, violations, defaults, rights, losses and entitlements that would not result in a Material Adverse Effect or for such consents, approvals and waivers which the failure to obtain would not result in a Material Adverse Effect; or

(b) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the material properties or assets of any Company Entity or any of the Company Shares or Incentive Shares.

4.5 Consents; Approvals; Permits.

(a) None of the execution and delivery of this Agreement by the Company, the execution and delivery of each of the other agreements contemplated hereby to which the Company is or will be a party, the completion by the Company of the transactions contemplated hereby and thereby, or the performance by the Company of its obligations hereunder and thereunder, requires any consent, approval, authorization or permit of, or filing by the Company with or notification by any Company Entity to, any Governmental Entity, except for the consent or approval of any Governmental Entity listed in Section 4.5(a) of the Disclosure Schedule (each, an “Approval”).

(b) Except as set forth in Section 4.5(b) of the Disclosure Schedule, the Company Entities possess all Permits necessary for the Company Entities to own, lease or otherwise hold their properties and to conduct their businesses as now being conducted except where a lack of a Permit would not have a Material Adverse Effect. No Company Entity is in material violation of, or materially delinquent with respect to, any Legal Requirement or Material Contract with, or any Permit from, any Governmental Entity (where any applicable cure period has expired). There is no action, proceeding or investigation pending or, to the knowledge of Sellers, threatened regarding, and to the knowledge of Sellers no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, the revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to any material Permit. Except where the Company has been granted a Dispensation (and provided that upon the termination of such Dispensation the Company will have regained full compliance with respect to the applicable Vessel for the matter covered by such Dispensation), no Company Entity has received from any Governmental Entity any notification with respect to material non-compliance with any such Permits.

4.6 Material Contracts.

(a) Listed in Section 4.6(a) of the Disclosure Schedule are Contracts in force as of Closing to which any Company Entity is a party or by which any Company Entity is bound pertaining to the following (each a “Material Contract”):

(i) Service agreements affecting any assets of the Company Entities where the annual service charge under such agreement exceeds, or the service charge over the remaining term of the agreement exceeds, US$200,000;

(ii) Contracts that require any Company Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, where the aggregate obligation of the Company Entities under any such Contract exceeds US$100,000;

(iii) Contracts that provide for indemnification by any Company Entity of any Person or the assumption of any Tax, environmental or other Liability of any Person, where the aggregate obligation of the Company Entities under such Contract exceeds US$100,000;

(iv) Contracts that relate to the acquisition or disposition of any business, a material amount of assets of any Company Entity or other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) outside the Ordinary Course of Business;

(v) with respect to shore personnel of the Company entities, employment agreements and Contracts with independent contractors or consultants (or similar arrangements) where the annual remuneration for the employee, contractor or consultant exceeds US$100,000;

(vi) agreements for the future payment of severance benefits, retention bonuses, change in control payments or bonuses to any employee where such payments are likely to exceed US$100,000 for an employee;

(vii) plans, contracts or arrangements with respect to Company Employee Plans;

(viii) Contracts with customers (including management agreements and any subcontracts to provide management services) and vendors of any Company Entity for the purchase or sale of goods or services involving annual payments under such Contract in excess of US$200,000;

(ix) Contracts for the purchase or sale of equipment or other materials where the purchase price under such Contract exceeds US$200,000;

(x) Leases, subleases or licenses, either as lessee or sublessee or lessor or sublessor, of personal property or intangibles where the annual payments under such lease, sublease or license exceed, or the payments over the remaining term of the lease, sublease or license is reasonably expected to exceed, US$100,000;

(xi) Leases or subleases for real property;

(xii) except for Contracts relating to trade receivables, Contracts relating to Indebtedness (including, without limitation, guarantees) where the aggregate payment obligation of any Company Entity or Company Entities under such Contract exceeds US$100,000;

(xiii) Contracts with any Governmental Entity where the aggregate consideration under such Contract exceeds US$100,000;

(xiv) Contracts that limit or purport to limit the ability of any Company Entity to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xv) Contracts restricting in any manner any Person’s right to compete with any Company Entity, to sell to or purchase from any customer or vendor of any Company Entity or to solicit for employment or hire any employee of any Company Entity;

(xvi) secrecy or confidentiality agreements, but excluding agreements with such provisions whose primary commercial purpose is not secrecy or confidentiality;

(xvii) Contracts that provide for any joint venture, partnership or similar arrangement by any Company Entity;

(xviii) Contracts between or among any Company Entity on the one hand and any Seller or any affiliate of any Seller on the other hand;

(xix) Contracts between or among any Company Entity and GCI or Blue Water or any of their respective affiliates;

(xx) any Contract with any labor union or collective bargaining agreement or similar contract with its employees; or

(xxi) any other Contract involving aggregate consideration in excess of US$200,000, or that is otherwise material to any Company Entity and not previously disclosed pursuant to this Section 4.6.

(b) Except as set forth in Section 4.6(b) of the Disclosure Schedule, all Material Contracts are in written form. Each Company Entity has performed in all material respects all of the obligations required to be performed by it under each Material Contract. Except as set forth in Section 4.6(b) of the Disclosure Schedule, there exists no default or event of default or event, occurrence, condition or act, with respect to any Company Entity or, to Sellers’ knowledge, with respect to any other contracting party (other than the Purchaser), which, with the giving of notice, the lapse of time or the completion of the Purchase and the transactions contemplated hereby, (i) is or would become a material default or event of default under any Material Contract or (ii) would give any third party the right to accelerate the maturity or performance of any material obligation of any Company Entity under any Material Contract or to cancel, terminate or materially modify any Material Contract or cause the granting or triggering of any other material right under any Material Contract. No Company Entity has received any notice regarding (and to the Sellers’ knowledge is not aware of) any outstanding violation or material breach of, default under, or intention to cancel or modify any Material Contract. Each Company Entity is in compliance in all material respects with each Management Agreement to which it is a party or by which it is bound.

(c) Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding agreement of the applicable Company Entities, and Sellers have no knowledge that any Material Contract is not a legal, valid and binding agreement of any other party thereto, subject only to the effect, if any, of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of rights of creditors or others and (b) limitations on the availability of equitable remedies.

(d) True and complete copies of each Material Contract, together with all amendments and supplements thereto, have been provided or made available to Purchaser prior to the Agreement Date; provided, however, that true and complete copies of each Material Contract, together with all amendments and supplements thereto, entered into after the Agreement Date shall have been provided or made available to Purchaser prior to the Closing Date.

4.7 Capital Structure of Company; Ownership of Incentive Shares.

(a) The authorized share capital of the Company is $12,000 divided into shares of $1.00 each and consists solely of 11,988 Common shares, par value $1.00, and 12 Class B Common shares, par value $1.00. A total of 11,988 Common shares of the Company and 12 Class B Common shares of the Company are issued and outstanding. Other than as disclosed above in this Section 4.7(a) there are no issued and outstanding shares or other securities of the Company and no outstanding commitments of any character or Contracts to issue any shares in the share capital or other securities of the Company.

(b) Section 4.7(b) of the Disclosure Schedule sets forth the number of shares of Company Shares owned by each Seller, and each Seller’s respective Ownership Interest. All shares of Company Shares are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with all applicable securities and other Legal Requirements and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights. All issued and outstanding shares of Company Shares or other securities of the Company are held of record by Sellers as set forth on Section 4.7(b) of the Disclosure Schedule. The Company is not under any obligation to register under the Securities Act any shares of capital stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

(c) No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which members may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the Agreement Date.

(d) Except as set forth in Section 4.7(d) of the Disclosure Schedule, there are no shareholder agreements, investor rights agreements, buy-sell agreements, voting agreements or other similar Contracts relating to the rights or obligations of Sellers or any other Person with regard to the Company Shares. The Company is not a party to any voting trust agreement or other contract restricting or otherwise relating to voting or dividend rights with respect to the Company Shares or any stock of any Subsidiary of the Company.

(e) Section 4.7(e) of the Disclosure Schedule sets forth (i) the number of shares of each class and series of capital stock that are authorized under each of the Company’s Subsidiaries’ Organizational Documents, and (ii) the aggregate number of shares of each class and series of each Company Subsidiary outstanding. No Person other than a Company Entity has any binding right to acquire directly or indirectly in any manner any capital stock of any Subsidiary of the Company, or has a legally enforceable interest in the profits or success of any Subsidiary. There are no outstanding Contracts affecting title to the capital stock of any Subsidiary except for this Agreement or any transactions related hereto.

(f) There are no accrued and unpaid dividends or other distributions with respect to any outstanding shares of capital stock of any Company Entity.

(g) Section 4.7(g) of the Disclosure Schedule sets forth the number of Incentive Shares owned by Seaspan Advisory Services Limited. Seaspan Advisory Services Limited is the sole shareholder of record and beneficial owner of the Incentive Shares, which Incentive Shares are, and at the Closing will be, free and clear of all Encumbrances.

4.8 Financial Statements.

(a) The Company has delivered or made available to Purchaser the unaudited consolidated financial statements of the Company for the years ended December 31, 2008, 2009 and 2010 and the unaudited consolidated financial statements for the nine months ended September 30, 2011 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”). The balance sheet of the Company as of September 30, 2011 (the “Balance Sheet Date”) is referred to herein as the “Latest Balance Sheet.”

(b) The Financial Statements (including the notes thereto) have been prepared in accordance with Canadian GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein) and fairly present, in all material respects, the consolidated financial position and the results of operations of the Company as of the dates and during the periods indicated therein, except as may be disclosed in any notes to the Financial Statements and except in the case of the unaudited Financial Statements for (i) normal and customary year-end adjustments, none of which have customarily been material individually or in the aggregate and (ii) the omission of accompanying notes and schedules. The books and records of the Company Entities have been maintained in accordance with GAAP and properly reflect all material transactions entered into by the Company Entities.

(c) Except as reflected in the Latest Balance Sheet, the Company, on a consolidated basis, has no material Liabilities (and there is no reasonable basis for any present or future proceeding against it giving rise to any material Liability) except for (i) Liabilities incurred by the Company subsequent to the date of the Latest Balance Sheet in the Ordinary Course of Business and not discharged since the date of the Latest Balance Sheet, (ii) Liabilities under this Agreement or the transactions contemplated hereby, and (iii) Liabilities in relation to the Pre-Closing Transactions.

(d) The Company Entities maintain systems of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability. The Company has provided or made available to Purchaser copies of any material correspondence with outside accounting firms relating to reviews, audits or other procedures with respect to the Company’s financial statements or internal controls, provided such material correspondence is not privileged.

(e) Section 4.8(e) of the Disclosure Schedule lists all Indebtedness of the Company (“Company Debt”). No Company Entity is in default with respect to any Company Debt, and no such Company Debt or any instrument or agreement relating thereto purports to limit the sale of the Company Shares or the Incentive Shares. True, correct and complete copies of all Material Contracts (including all amendments and supplements) relating to the Company Debt have been delivered or made available to Purchaser. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt. No Company Entity is a guarantor of any Liability of any other Person (other than another Company Entity or the Purchaser).

(f) There are no Contracts that prevent any Subsidiary from distributing in full all earnings and profits of the Subsidiary.

4.9 Absence of Certain Changes.

Since September 30, 2011, there has not been any Material Adverse Effect on the Company, and except in connection with the transactions contemplated by this Agreement, the Company Entities have conducted their businesses only in the Ordinary Course of Business, and, without limiting the generality of the foregoing:

(a) no Company Entity has acquired, sold, assigned, disposed, licensed, leased or transferred any material asset of any Company Entity other than in the Ordinary Course of Business;

(b) there has not occurred any change in accounting methods or practices (including any change in revenue recognition policies) by the Company which at the time of such change was not in compliance with GAAP in effect at such time or any revaluation by any Company Entity of any of its assets;

(c) except as set forth in Section 4.9(c) of the Disclosure Schedule, there has not occurred any declaration, setting aside, or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by any Company Entity of any of its securities, or any change in any rights, preferences, privileges or restrictions attached to any of its outstanding securities, and the Company has not effected or approved any split, combination or reclassification of the capital stock of the Company;

(d) except for any Contract to which the Purchaser is a party or as set forth in Section 4.9(d) of the Disclosure Schedule, no Company Entity has entered into, amended, terminated, breached, or waived any material rights, benefits or claims of any Company Entity under any Material Contract, and there has not occurred any material default under any Material Contract to which any Company Entity is a party or by which it is, or any of its assets and properties are, bound;

(e) there has not occurred any amendment or change to the Organizational Documents of any Company Entity;

(f) except as set forth in Section 4.9(f) of the Disclosure Schedule, there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by any Company Entity to any of its directors, officers, employees or consultants (other than increases or modifications made with respect to non-officers and non-directors in the Ordinary Course of Business consistent with past practice that do not result in a material increase in benefits or compensation expense to the Company Entities);

(g) except as set forth in Section 4.9(g) of the Disclosure Schedule, with respect to shore personnel, there has not occurred the execution of any employment agreements or the extension of the term of any existing employment agreement with any Company Entity employee where the annual remuneration for such employee exceeds US$100,000;

(h) except in the Ordinary Course of Business, no Company Entity has incurred, created or assumed any new Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, or incurred, created or assumed any Indebtedness;

(i) no Company Entity has paid, discharged, cancelled or waived any material Encumbrance or Liability which was not shown on the Latest Balance Sheet or incurred in the Ordinary Course of Business since the Balance Sheet Date;

(j) except as set forth in Section 4.9(j) of the Disclosure Schedule, no Company Entity has incurred any Liability to its directors, officers or stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the Ordinary Course of Business or for any Pre-Closing Transactions);

(k) no Company Entity has failed to pay or otherwise satisfy any material Liability of any Company Entity that is presently due and payable except Liabilities that are being contested in good faith by appropriate means or proceedings;

(l) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets or properties of any Company Entity;

(m) no Company has entered into any Contract that imposes any restriction on the right or ability of any Company Entity to engage in any line of business or to compete with any other Person or contains any most favored nation or similar provisions other than provisions in favor of a Company Entity;

(n) no Company Entity has (i) made or changed any election in respect of Taxes which at the time of election could not reasonably be supported by the factual circumstances, (ii) adopted or changed any accounting method in respect of Taxes which at the time of adoption or change was not in compliance with the applicable tax rules in effect at such time, (iii) filed any material amendment to or materially amended a Tax Return, (iv) entered into any closing agreement, or settlement or compromise of any claim or assessment, in respect of Taxes, (v) consented to the extension or waiver of the limitation period applicable to any claim or assessment by a Tax Authority in respect of Taxes with any Tax Authority, or (vi) surrendered any right to claim a refund of Taxes;

(o) except as set forth in Section 4.9(o) of the Disclosure Schedule, no Company Entity has failed to renew or canceled any insurance policy; and

(p) no Company Entity has agreed, in writing or otherwise, to do any of the foregoing.

4.10 Assets and Properties.

(a) No Company Entity owns any real property. Section 4.10(a) of the Disclosure Schedule identifies each parcel of real property leased by any Company Entity (the “Company Real Estate”). There are no facts known to the Company that could reasonably be expected to materially and adversely affect the possession of the Company Real Estate in the Ordinary Course of Business. No Company Entity would be required as a result of any alterations to any Company Real Estate ongoing or in process in any manner as of the Closing Date to expend in excess of US$25,000 in causing the Company Real Estate to comply with the surrender conditions set forth in the applicable lease. The Company has provided or made available to Purchaser copies of all leases, subleases and other Material Contracts under which any Company Entity has the right to possess, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto (the “Leases”). The Company Entities have complied in all material respects with the terms of all Leases, and all Leases are in full force and effect.

(b) The assets of the Company Entities (i) include all of the assets that are used in the operation of the business as currently conducted; (ii) are adequate to conduct the business as currently conducted; and (iii) will be adequate to enable Purchaser to continue to conduct the business as currently conducted.

(c) The tangible personal property of the Company Entities that is used in the operations of its business is in normal operating condition and repair, subject to ordinary wear and tear.

4.11 Title to Property; Encumbrances.

The Company Entities have good and valid title to all of their tangible properties, and, with respect to leased properties and assets, valid leasehold possession of such properties and assets in accordance with the terms of such leases, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances, and (b) the rights of landlords or lessors under such leasehold interests.

4.12 Litigation.

(a) Except as listed in Section 4.12(a) of the Disclosure Schedule, there is no Proceeding pending, or, to the knowledge of Sellers, threatened against any Company Entity or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company Entities), nor, to the knowledge of Sellers, is there any reasonable and valid basis for any such Proceeding.

(b) There is no judgment, decree, injunction or court order against or applicable to any Company Entity, any of its assets or properties, or, to the knowledge of Sellers, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company Entities).

(c) There is no Proceeding pending, or, to the knowledge of Sellers, threatened against any Company Entity based upon the Company entering into this Agreement or any of the other transactions or Contracts contemplated hereby.

(d) Except as listed in Section 4.12(d) of the Disclosure Schedule, no Company Entity has any Proceeding pending against any other Person.

4.13 Compliance with Laws.

(a) Except where the Company has been granted a Dispensation (and provided that upon the termination of such dispensation the Company will have regained full compliance with respect to the applicable Vessel for the matter covered by such Dispensation), each Company Entity has complied in all material respects with, is not in material violation of, and has not received any notice of, or any other communication regarding, any material violation, investigation relating to any material violation, or threat to be charged with any material violation with respect to, any Legal Requirement with respect to the Company Entity, the conduct of its business, or the ownership or operation of its business, where any applicable cure period for such non-compliance or violation has expired.

(b) No Company Entity has received any notice of, or any other communication regarding, (i) any material violation of any Permit or any failure to comply with any material term or requirement of any Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, in either case that would result in a Material Adverse Effect. To the knowledge of Sellers, none of the Permits of the Company Entities will be terminated or impaired, or will become terminable solely as a result of the completion of the transactions contemplated by this Agreement.

(c) To the knowledge of the Sellers, no Company Entity has, directly or indirectly, in violation of any Legal Requirements applicable to such Company Entity, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment or provided unlawfully anything of value to foreign or domestic officials or employees of a Governmental Entity, to foreign or domestic state-owned enterprise officials or employees, to private corporation officials or employees, or to foreign or domestic political parties or campaigns, established or maintained a secret or unrecorded fund, to the extent applicable to a Company Entity, participated in or cooperated with an international boycott as defined in Section 999 of the Code or the U.S. Anti-Boycott Act, to the extent applicable to a Company Entity, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, to the extent applicable to a Company Entity, the Canadian Corruption of Foreign Public Officials Act, or U.K. Bribery Act 2010 or other applicable anti-corruption laws, or made any bribe, rebate, payoff, influence payment or kickback, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist any Company Entity to obtain or retain any business advantage.

(d) To the extent applicable to the Company, the operations of the Company Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Company Entity with respect to the Money Laundering Laws is pending or, to the knowledge of Sellers, threatened.

(e) Neither any Company Entity nor, to the knowledge of Sellers, any director, officer, agent, employee or affiliate of any Company Entity is currently subject to any sanctions administered by the Office of Foreign Assets Control, U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Disclosure Schedule sets forth and fairly and completely describes (i) each item of Registered Intellectual Property that is Company Intellectual Property (whether owned jointly or exclusively by any Company Entity), and (ii) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number.

(b) The Company Entities own all Company Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). The Company Entities have not received any notice of any material claims challenging the exclusive ownership of the Company Entities of any Company Intellectual Property or the validity or enforceability of any Company Intellectual Property. No Company Entity has granted to any Person any exclusive rights in any Company Intellectual Property.

(c) To the knowledge of Sellers, the Company Intellectual Property together with the Third Party Intellectual Property constitutes all of the Intellectual Property necessary to operate the business of the Company Entities as currently conducted. The Company Entities have all rights in and to the Third Party Intellectual Property and all other Intellectual Property necessary to operate the business of the Company Entities as currently conducted, except where the failure to have such rights will not result in a Material Adverse Effect.

(d) No Company Entity has infringed, misappropriated, or otherwise violated (collectively, “Infringed”), and is not Infringing, any Intellectual Property Right of any Person where such infringement will result in a Material Adverse Effect. No claim of Infringement by a Company Entity of any Intellectual Property Right of any Person is pending or, to the knowledge of Sellers, threatened against any Company Entity or, to the knowledge of Sellers, by any Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by any Company Entity for such Infringement. To the knowledge of Sellers, no Company Intellectual Property is subject to any Proceeding or subject to any outstanding order (in each case involving any Company Entity) that restricts in any manner the use, transfer or licensing thereof by any Company Entity or may affect the validity, use or enforceability of the Company Intellectual Property.

(e) To the knowledge of Sellers, no Person has Infringed, or is Infringing, any of the Intellectual Property Rights applicable to the Company Intellectual Property.

(f) No Company Intellectual Property is Registered Intellectual Property.

4.15 Environmental Matters. Except as disclosed in Section 4.15 of the Disclosure Schedule:

(a) Each Company Entity has complied in all material respects with, and is in compliance in all material respects with any and all Environmental and Safety Laws.

(b) No Company Entity has been named as a liable or potentially liable party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 USC § 9601 et seq., as amended.

(c) No Company Entity has engaged in any Hazardous Materials Activities in material violation of any Environmental and Safety Law.

(d) Each Company Entity holds and at all relevant times has held all material Environmental Permits required under Environmental and Safety Laws with respect to the properties and assets, including Vessels, operated, occupied, held or managed by such Company Entity and necessary for the conduct of such Company Entity’s businesses.

(e) No action, Proceeding, revocation proceeding, amendment procedure, writ, or injunction is pending and, to the knowledge of Sellers, no action, Proceeding, revocation proceeding, amendment procedure, writ, or injunction has been threatened by any Governmental Entity or other Person against any Company Entity concerning any Environmental and Safety Laws, Environmental Permit, Hazardous Material, or any Hazardous Materials Activities of any Company Entity. No Company Entity has received notification that it is or may be liable for natural resource damages, the investigation or cleanup of Hazardous Materials, the response costs incurred by others in conducting such investigation or cleanup, or the failure to comply with any Environmental and Safety Laws.

(f) Other than pursuant to the Management Agreements and newbuilding vessel construction supervision agreements, no Company Entity has, either by agreement or by operation of law, assumed or undertaken any Liability of another Person under any Environmental and Safety Law, including any obligation for investigation, remediation, cleanup, corrective action, or natural resource damages, with respect to Hazardous Materials.

(g) There has been no release of any Hazardous Materials in material violation of any Environmental and Safety Law resulting, or that would be reasonably expected to result, in a material Liability to any Company Entity at the site of any of its current or former operations or from any of the Vessels or otherwise have a Material Adverse Effect.

(h) No Company Entity has treated, generated, stored, disposed of, arranged for or permitted the disposal of, or transported or otherwise handled any Hazardous Materials in material violation of any Environmental and Safety Laws.

(i) The Company has furnished or made available to Purchaser all environmental audits and reports relating to each Company Entity’s or its predecessors’ or controlled affiliates’ past or current properties, facilities, or operations, including any environmental compliance reports provided to the Company’s audit committee and any site assessment, investigation, or remediation report, that are in its possession or under its reasonable control.

4.16 Taxes.

(a) Except as disclosed in Schedule 4.16(a) each Company Entity has timely filed all Tax Returns it was required to file and has timely paid all Taxes it was required to pay (whether or not shown as due on any Tax Returns). All such Tax Returns were at the time they were prepared, and continue to be, complete and accurate in all material respects. Except as disclosed in Section 4.16(a), no Company Entity is currently the beneficiary of any extension of time to file any Tax Return that has not been filed.

(b) Each Company Entity has complied in all material respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes. Each Company Entity has complied in all material respects with all information reporting and withholding provisions of applicable Legal Requirements, including the collection, review and retention of any required withholding certificates or comparable documents.

(c) Each Company Entity has (i) collected all sales, use, value added, goods and services, harmonized sales and similar Taxes required to be collected and (ii) timely remitted all such Taxes collected to the appropriate Tax Authority in accordance with applicable Tax laws.

(d) The unpaid Taxes of the Company Entities did not, as of the date of the Audited Balance Sheet, exceed, in any material amount, the reserves for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Audited Balance Sheet. The accruals and reserves in the Audited Balance Sheet for any unpaid Taxes, whether or not shown as being due on any Tax Returns, and any refund of Taxes, are true, accurate and complete in all material respects.

(e) Except as disclosed in Section 4.16(e) of the Disclosure Schedule, there is (i) no written claim for Taxes being asserted against any Company Entity that has resulted in a statutory lien against the property of any Company Entity (other than Permitted Encumbrances), (ii) no audit or pending audit of any Tax Return of any Company Entity being conducted by a Tax Authority and no Company Entity has received any notice from any Tax Authority indicating an intent to commence any such audit, and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by any Company Entity that currently is in effect.

(f) Except as set out in Section 4.16(f) of the Disclosure Schedule, each Company Entity has complied in all material respects with all applicable Tax laws and regulations of each jurisdiction (including political subdivisions thereof) in which each Company Entity has operated, provided services or otherwise carried on business. No written claim has been received by any Company Entity from any Tax Authority in a jurisdiction where the Company Entities do not file Tax Returns that any Company Entity is or may be subject to taxation by that jurisdiction.

(g) No Company Entity has executed or filed with any Tax Authority any power of attorney (other than powers of attorney authorizing employees of any Company Entity to act on behalf of such Company Entity) with respect to any Taxes of any Company Entity.

(h) The Company has made available to Purchaser true, correct, and complete copies of all (i) Tax Returns filed by the Company Entities and (ii) correspondence with any Tax Authority related to Taxes, in each case with respect to Taxes and Tax Returns for which the statute of limitations has not expired.

(i) Except as disclosed in Section 4.16(i) of the Disclosure Schedule, no Company Entity is engaged in or has ever engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the country in which the Company Entity is formed or organized.

(j) No Company Entity is or has ever been engaged in a “trade or business within the United States” within the meaning of Code Sections 864(b) and 882(a). No Company Entity is or has ever been (i) a partner of a partnership (or an owner of an interest in any “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a) classified as a partnership for U.S. federal income Tax purposes) that is or was engaged in a “trade or business within the United States” within the meaning of Sections 864(b) or 882(a) of the Code or (ii) a beneficiary of an estate or trust that is or was engaged in a “trade or business within the United States” within the meaning of Sections 864(b) or 882(a) of the Code.

(k) Except with the consent and approval of the Purchaser, in connection with the completion of the Purchase, no payment or benefit has been, will be, or may be made or provided under this Agreement, under any arrangement contemplated by this Agreement, or under any plan that, either alone or together with any other payments or benefits, constitutes or could constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (or any comparable provision of state, provincial, local, or foreign law). No Company Entity, Purchaser, or any affiliate of Purchaser will be obligated to pay or reimburse any Person for any Taxes imposed under Code Section 4999 (or any comparable provision of state, provincial, local, or foreign law) as a result of the consummation of the Purchase, either alone or in connection with any other event.

(l) All transactions between any Company Entity that is a resident of Canada (for purposes of the Canada Tax Act) and any non-resident of Canada (for purposes of the Canada Tax Act ) that were not at arm’s length (for purposes of the Canada Tax Act) were made in accordance with the provisions of section 69 and 247 of the Canada Tax Act (and any corresponding or similar provision of state, provincial, local or foreign tax law), and the Company Entity has made or obtained records or documents that it has been advised by its professional advisors meet the requirements of subsection 247(4) of the Canada Tax Act (and any corresponding or similar provision of state, provincial, local or foreign tax law).

4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Disclosure Schedule lists all Company Employee Plans. No Company Entity has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Company Employee Plan, or to modify or amend any existing Company Employee Plan. There has been no amendment, interpretation or other announcement (written or oral) by any Company Entity or any other Person relating to, or change in participation or coverage under, any Company Employee Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Company Employee Plan (or the Company Employee Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Participation in each Company Employee Plan can be amended or terminated by the applicable Company Entity at any time (whether before or after the Closing) and without any penalty, Liability or expense to any Company Entity or such Company Employee Plan.

(b) The Company has delivered or made available to Purchaser’s counsel, with respect to each Company Employee Plan (to the extent applicable thereto), true, correct and complete copies of: (i) all documents embodying such Company Employee Plan (including all amendments thereto) or, if such Company Employee Plan is not in writing, a written description of such Company Employee Plan; (ii) the most recent description of such Company Employee Plan; (iii) all Contracts (and any amendments thereto) relating to such Company Employee Plan, including all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (iv) the most recent annual actuarial valuation prepared for such Company Employee Plan; (v) the most recent financial statement prepared for such Company Employee Plan; and (vi) all correspondence to or from a Governmental Entity relating to such Company Benefit Plan.

(c) None of the Company Employee Plans is (or has ever been) subject to the laws of the United States of America, and none of the Company Entities sponsors, maintains or contributes to an employee benefit plan, program, policy or arrangement that is (or was) subject to the laws of the United States of America. With respect to each Company Employee Plan: (i) such Company Employee Plan was properly and legally established; (ii) such Company Employee Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements; (iii) each Company Entity has properly performed all of its duties and obligations (whether arising by operation of Legal Requirements, by contract or otherwise) under or with respect to such Company Employee Plan, including all reporting, disclosure, and notification duties and obligations; (iv) all returns, reports, notices, statements and other disclosures relating to such Company Employee Plan required to be filed with any Governmental Entity or provided to any Company Employee Plan participant (or the beneficiary of any such participant) have been properly prepared and duly filed or provided in a timely manner and are accurate in all respects; and (v) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Company Employee Plan have been paid on or before their respective due dates, or, if not yet due, have been accrued as a liability on the Latest Balance Sheet. Each Company Employee Plan that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Entities. No Company Employee Plan has any material unfunded liabilities, determined in accordance with GAAP, that have not been fully accrued on the Financial Statements or that will not be fully offset by insurance. All of the Company Employee Plans are registered where required by, and are in good standing under, all applicable Legal Requirements.

(d) None of the Company Employee Plans provides severance, life insurance, medical or other benefits to any current or former employee of any Company Entity, or to any other Person, after his or her retirement or other termination of employment or service, and none of the Company Entities has ever represented, promised or contracted (whether in written or oral form) to any such employee or former employee, or to any other Person, that such benefits would be provided. No insurance contract or any other contract or agreement affecting any Company Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder.

(e) Except as disclosed in Section 4.17(e) of the Disclosure Schedule, there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Sellers, threatened with respect to (or against the assets of) any Company Employee Plan, nor, to the knowledge of Sellers, is there any basis for any such action, suit or claim. No Company Employee Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and, to the knowledge of Sellers, no such action is contemplated or under consideration by any Governmental Entity.

(f) Except as disclosed in Schedule 4.17(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will: (i) entitle any individual to severance pay, unemployment compensation or any other payment from any Company Entity, any Subsidiary of Purchaser, or any Company Employee Plan; (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual; (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Company Employee Plan; or (iv) require any Company Entity, Purchaser or any Subsidiary of Purchaser to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

(g) Each Company Entity has at all times timely made all contributions required to be made to, and performed all of its duties and responsibilities with respect to, each Statutory Plan.

4.18 Employee Matters.

(a) Each Company Entity is in compliance with all applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, except where such non-compliance will not have an Material Adverse Effect. Excluding each Company Entity’s obligations under any Statutory Plans, no Company Entity is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistently with past practice).

(b) Except as disclosed in Section 4.18(b) of the Disclosure Schedule:

(i) There are no pending claims against any Company Entity under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of Sellers, threatened, between any Company Entity and any of its employees, which controversies have or would reasonably be expected to result in a material action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(ii) No Company Entity has ever been a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by any Company Entity and no Company Entity has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by any Company Entity. The Sellers have no knowledge of any activities or proceedings of any labor union or to organize its employees. There is no labor dispute, strike or work stoppage against any Company Entity pending or, to the knowledge of Sellers, threatened which could reasonably be expected to interfere with the business activities of any Company Entity.

(c) To the knowledge of the Sellers, no employee of any Company Entity is in violation of any material term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Company Entity because of the nature of the business conducted by the Company Entities or to the use of trade secrets or proprietary information of others.

(d) Section 4.18(d) of the Disclosure Schedule sets forth a true, correct and complete list of all officers and directors of the Company Entities. The employment of each employee who is not employed under a collective bargaining agreement can be terminated either in accordance with the terms of a written employment or severance agreement or, in the absence of such a written agreement, on the giving of reasonable notice in accordance with Legal Requirements by the Applicable Company Entity.

(e) The Company has provided or made available to Purchaser’s counsel true, correct and complete copies of all employment agreements and severance agreements with directors and officers of the Company Entities, and all forms of confidentiality, non-competition or inventions agreements between current employees and consultants and the Company Entities.

4.19 Interested Party Transactions.

Except as set forth in Section 4.19 of the Disclosure Schedule, no Company Entity has entered into any Contract, arrangement or other business relationship with any of the Company Entities’ directors, officers, or stockholders and their respective affiliates (the “Related Parties”) other than normal employment arrangements and Company benefit plans. Except as set forth in Section 4.19 of the Disclosure Schedule, no Company Entity is owed nor does it owe any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment).

4.20 Insurance.

All insurance policies (including fire and casualty, general liability, theft, life, workers’ compensation, directors and officers, business interruption and all other forms of insurance) which are owned by the Company Entities or which name any Company Entity as an insured (or loss payee) or which the Company Entities maintain on behalf of Purchaser, are in full force and effect and represent protection against such losses and risks, in such amounts as are reasonably adequate and customary in the business in which the Company Entities or Purchaser is engaged. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and no Company Entity is liable for retroactive premiums or similar payments (except in extraordinary circumstances), and each Company Entity is otherwise in compliance in all material respects with the terms of such policies. Except for annual negotiations of insurance coverage in the Ordinary Course of Business, neither Sellers nor the Company Entities have knowledge of any threatened termination, material increase in the premium or material change in the amount of coverage of any such policy.

4.21 Books and Records.

The Company has provided or made available to Purchaser complete and accurate copies of (a) all documents identified on the Disclosure Schedule, (b) the Organizational Documents of each Company Entity, each as currently in effect, and (c) the minute books containing records of all meetings (and consents in lieu of meetings) by the board of directors (or similar governing body) of each Company Entity, committees of the board of directors (or similar governing body) of each Company Entity and members of each Company Entity since January 1, 2010. The books, records and accounts of the Company Entities (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years and (iii) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets and properties of the Company Entities.

4.22 Suppliers. Section 4.22 of the Disclosure Schedule sets forth each supplier of the Company Entities which, for the year ended December 31, 2010 and nine months ended September 30, 2011, was one of the 10 largest suppliers of products or services to the Company Entities, based on amounts paid or payable (each, a “Significant Supplier”), excluding the supply of products or services by one Company Entity to another Company Entity. The Company Entities have no outstanding material disputes concerning products or services provided by any Significant Supplier. No Company Entity has received notice from any Significant Supplier, and no Significant Supplier has, to the knowledge of the Company, threatened, that such supplier will not continue as a supplier to the Company Entities or that such supplier intends to terminate or materially modify its existing relationship with the Company Entities.

4.23 Accounts Receivable.

Except as set forth in Section 4.23 of the Disclosure Schedule and excluding accounts receivable from the Purchaser, the accounts receivable of the Company Entities arose in the Ordinary Course of Business and represent bona fide claims against debtors for sales and other charges, and allowances for doubtful accounts have been (and for accounts receivable arising after the Balance Sheet Date but prior to the Closing Date will be) prepared in accordance with GAAP and with the Company’s past practices. Except as set forth in Section 4.23 of the Disclosure Schedule, to the knowledge of Sellers, no amount of the accounts receivable of the Company Entities, excluding accounts receivable from the Purchaser, is subject to any claim of offset, recoupment, setoff or counter-claim, and except as set forth in Section 4.23 of the Disclosure Schedule, Sellers have no knowledge of any specific facts or circumstances (whether asserted or unasserted) that would reasonably be expected to give rise to any such claim. Except as set forth in Section 4.23 of the Disclosure Schedule, accounts receivable from third parties included in the Adjusted Net Asset Value calculation (the “Accounts Receivable”) are collectible in full in the Ordinary Course of Business for the Company Entities within 270 days from the date of the Audited Balance Sheet.

4.24 Inventory.

The Inventory consists primarily of Marine Lubricants of a quantity and quality usable in the Ordinary Course of Business. “Inventory” means all inventory, wherever located, and of any kind, including raw materials, and all rights of the Company Entities to the warranties received from suppliers and distributors and any related claims, credits, rights of recovery and setoffs with respect to such inventory.

4.25 Bank Accounts; Powers of Attorney.

Section 4.25 of the Disclosure Schedule sets forth a list showing the name and location of each bank in which each Company Entity has an account.

4.26 Finders’ Fees. Except as set forth in Section 4.26 of the Disclosure Schedule, neither Sellers nor any Company Entity is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which Sellers or any Company Entity is or will be a party, or in connection with the Purchase or any other transaction contemplated by this Agreement by reason of any act taken on behalf of Sellers or any Company Entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER

Each Seller, severally and not jointly, hereby makes the representations and warranties to Purchaser with respect to such Seller that are set forth in this Article V.

5.1 Authority and Enforceability.

Seller has the corporate or other necessary power and authority to execute and perform this Agreement and all other agreements to be executed or delivered by Seller in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements to be executed or delivered by Seller in connection with the transactions contemplated by this Agreement, and the completion by Seller of the transactions contemplated hereby and thereby, have been duly and validly approved and authorized by all necessary corporate or similar action.

This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of rights of creditors or others and (b) limitations on the availability of equitable remedies. At the Closing, all other agreements contemplated hereby to be executed and delivered by Seller will be duly executed and delivered by Seller and will constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except to the extent enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of rights of creditors or others and (b) limitations on the availability of equitable remedies.

5.2 Consents; Non-Contravention.

Seller does not need to give any notice to, make any filing with or obtain any authorization, consent, order or approval of any Person in connection with the execution and delivery of this Agreement and each of the other agreements contemplated hereby to which Seller is or will be a party or the consummation of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller, nor the consummation of the transactions contemplated hereby and thereby: (a) will conflict with, result in a breach of, or constitute a default under any of the Seller’s organizational or constating documents; (b) will violate any law or order to which Seller or any of Seller’s assets or businesses is subject or otherwise bound; or (c) will result in the creation or imposition of any Encumbrance upon any of the Company Shares.

5.3 Title to Shares. Seller owns, as the sole record and beneficial owner, the number of Company Shares listed opposite Seller’s name on Section 4.7(b) of the Disclosure Schedule, free and clear of all Encumbrances. The Ownership Interest set forth opposite Seller’s name on Section 4.7(b) of the Disclosure Schedule is accurate.

5.4 No Acquisitions. Except for this Agreement, neither Seller nor any of Seller’s affiliates is a party to or bound by any Contract, undertaking or commitment with respect to any purchase, sale, share exchange, merger, reorganization, consolidation or similar transaction involving any Company Entity, the Company Shares or the Incentive Shares.

5.5 Litigation. There is no litigation, arbitration, action, suit, judgment, order, injunction, proceeding or investigation pending or, to the knowledge of such Seller, threatened against Seller with respect to the transactions contemplated by this Agreement or which would reasonably be expected to have a material impact on the ability of Seller to complete the transactions contemplated by this Agreement.

5.6 Investment Representations.

(a) The shares of Class A Common Stock to be acquired by Seller pursuant to the terms of this Agreement are, subject to the terms of this Agreement and the Lock-up Agreements or as otherwise publicly disclosed with the SEC, solely for Seller’s own account and for investment purposes only and Seller has no present intention of distributing, selling, or otherwise disposing of such securities in connection with a distribution within the meaning of the Securities Act or the securities laws of any state in the United States, except as (i) permitted by the terms of the Lock-up Agreements or (ii) disclosed in the letter agreement dated December 12, 2011 between Thetis Holdings Ltd. and Deep Water Holdings LLC, a copy of which the Seller has delivered to Purchaser.

(b) Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated pursuant to the Securities Act.

(c) Seller understands that the Class A Common Stock may not be sold, transferred, or otherwise disposed of by Seller without registration under the Securities Act and any applicable securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration Seller may be required to hold it indefinitely. Seller understands that the Class A Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that rule are met.

(d) Seller understands and agrees that the certificates evidencing the Class A Common Stock or any other securities issued in respect of the Class A Common Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall, subject to registration of such shares under the Securities Act, bear a legend in substantially the following form (in addition to any legend required by the Lock-up Agreements or under applicable securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT OR OTHER QUALIFICATION RELATING TO SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE OTHER SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR OTHER QUALIFICATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE OTHER SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER, SALE, OFFER OR DISPOSITION.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN HOLDERS OF CAPITAL STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

6.1 Organization and Standing.

Purchaser is a corporation organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has the corporate power and authority to enable it to own, lease or otherwise hold its properties and to conduct its business as now being conducted. The Purchaser is qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would have a Material Adverse Effect with respect to the Purchaser.

6.2 Authority and Enforceability.

Purchaser has all requisite corporate power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which Purchaser is or will be a party and to complete the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which Purchaser is or will be a party and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, and each other agreement contemplated hereby to which Purchaser is or will be a party, after being duly executed and delivered by Purchaser will (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, in each case subject only to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

6.3 Non-Contravention.

The execution and delivery of this Agreement by Purchaser, the execution and delivery of each of the other agreements contemplated hereby to which Purchaser is or will be a party, the completion of the transactions contemplated hereby and thereby, and the performance by Purchaser of its obligations hereunder and thereunder, do not and will not:

(a) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, (i) the Organizational Documents of the Purchaser, (ii) any Contract of the Purchaser or (iii) any Legal Requirements applicable to the Purchaser or to any of its material properties or assets, except with respect to clauses (ii) and (iii) above for such conflicts, violations, defaults, rights, losses and entitlements that, individually or in the aggregate, do not or would not reasonably be expected to result in a material loss of rights or any material liability to the Purchaser or for such consents, approvals and waivers the failure to obtain which, do not or would not reasonably be expected to result in a material loss of rights or any material liability to the Purchaser; or

(b) result in the creation of any Encumbrance on any Class A Common Stock to be issued in respect of the Base Purchase Price or the Fleet Growth Payments, except as set forth in the Escrow Agreement, the Lockup Agreements and applicable securities laws.

6.4 Government Consents.

The execution and delivery of this Agreement by Purchaser do not, the execution and delivery of each of the other agreements contemplated hereby to which Purchaser is or will be a party, the completion of the transactions contemplated hereby and thereby will not, and the performance by Purchaser of its obligations hereunder and thereunder, do not and will not require any consent, approval, authorization or permit of, or filing by Purchaser with or notification by any Company Entity to, any Governmental Entity.

6.5 Capital. All Class A Common Stock to be issued in connection with this Agreement, have been, or will be, as the case may be, duly authorized and validly issued as fully paid and non-assessable common stock in the capital of the Purchaser and will not be issued in violation of any pre-emptive right. All Class A Common Stock to be issued in connection with this Agreement, when issued: (a) shall have been issued in compliance with all applicable securities laws and the applicable requirements of the SEC and the NYSE; and (b) shall be free and clear of any and all Encumbrances (other than Encumbrances under the Escrow Agreement, the Lock-up Agreements and applicable securities laws).

6.6 Financial Statements; Accounting Records. Since December 31, 2008, Purchaser has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the United States federal securities laws and the rules and regulations promulgated thereunder, and all forms, reports and documents filed with the SEC have complied in all material respects with all applicable requirements of the U.S. federal securities laws and the SEC rules and regulations promulgated thereunder (the “SEC Filings”). To the actual knowledge of the members of the Audit Committee of the Company’s Board of Directors (and provided that the Company has no knowledge to the contrary), the audited consolidated financial statements included in the SEC Filings comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP and fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in cash flows, as the case may be, for the periods then ended. To the actual knowledge of the members of the Audit Committee of the Company’s Board of Directors (and provided that the Company has no knowledge to the contrary), the unaudited U.S. interim financial statements included in the SEC Filings were prepared in accordance with U.S. GAAP and fairly present the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in cash flows, as the case may be, for the periods then ended subject to normal and recurring year-end audit adjustments and any other adjustments described therein.

6.7 Securities Law Related Representations and Warranties.

(1) In connection with the transactions contemplated in this Agreement, the Purchaser has not solicited offers for, or offered or sold, and will not solicit offers for, or offer to sell, Class A Common Stock by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(2) The Purchaser has not and no Person acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the issue of the Class A Common Stock as contemplated by this Agreement and any such Person has complied or will comply with the offering restrictions requirement of Regulation S to the extent applicable.

(3) The Purchaser has not, nor has any of its Affiliates, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Class A Common Stock which are the subject of this Agreement in a manner that would require registration under the Securities Act of any of such securities.

(4) Assuming the accuracy of and compliance with the representations, covenants and agreements of the Sellers contained in this Agreement, it is not necessary in connection with the offer, sale and delivery of the Class A Common Stock to the Sellers in respect of the Base Purchase Price in the manner contemplated by this Agreement to register such Class A Common Stock under the Securities Act. Assuming the accuracy of and compliance with the representations, covenants and agreements of the Sellers contained in this Agreement, it is not necessary in connection with the offer, sale and delivery of the Class A Common Stock to be issued to the Sellers in respect of the Fleet Growth Payments to register such Class A Common Stock under the Securities Act upon issuance.

ARTICLE VII

COVENANTS

7.1 Conduct of Business of the Company.

Except as specifically set forth in this Agreement or as set forth in Section 7.1 of the Disclosure Schedule, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the actual closing of the transactions contemplated by this Agreement (and irrespective of the Effective Time) (the “Pre-Closing Period”), the Company Entities shall (a) conduct its and their business in the Ordinary Course of Business (b) use commercially reasonable efforts to maintain and preserve intact its and their business, to retain the services of its and their current officers and key employees, and to preserve the commercial relationships with its and their customers, suppliers and other Persons with which it has material business dealings. Without limiting the generality of the foregoing, and except as otherwise specifically set forth in this Agreement or as set forth in Section 7.1 of the Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the actions that would result in a breach of Section 4.9 without the prior written consent of the Conflicts Committee of the Purchaser’s board of directors.

7.2 Reasonable Efforts.

(a) Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable to complete and make effective the transactions contemplated by this Agreement and to cause the conditions to the obligations of the other party hereto to complete the transactions contemplated hereby to be satisfied at the Closing as provided herein, including satisfying all Legal Requirements and obtaining all consents and approvals of all Governmental Entities and removing any injunctions or other Encumbrances on the Company Shares, the Incentive Shares or any assets of the Company Entities, the satisfaction, obtaining or removal of which are necessary, proper or advisable to the completion of the transactions contemplated by this Agreement. The parties hereto shall reasonably cooperate with each other in connection with the taking of all actions referenced in the preceding sentence.

(b) Notwithstanding anything in this Agreement to the contrary, no Party shall be required to expend any amount of money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with cooperating with the other parties in obtaining any consent, substitution, approval or amendment required to be obtained by any other Party in connection with the transactions contemplated hereby.

7.3 Third Party Consents; Notices.

Sellers and the Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, the consents, waivers and approvals listed in Section 7.3 of the Disclosure Schedule.

7.4 Public Disclosure. None of the parties shall, and each party shall cause each of its Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with the other party’s relationship with the disclosing party with respect to the transactions contemplated by this Agreement in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior approval of the nondisclosing party, unless required by law or stock exchange rules and except as reasonably necessary for Sellers and the Company Entities to obtain the consents and approvals contemplated by this Agreement and except for communications by Purchaser as part of its normal investor relations program and as required by law or regulation in connection with its existing issuer tender offer. If a party is required by law or stock exchange rules to make any such public statement, the party shall use commercially reasonable efforts to provide a copy of the public statement to the nondisclosing party prior to its release to the public.

7.5 Notices.

Sellers and the Company will (a) notify Purchaser in writing promptly after learning of any Proceeding by or before any Governmental Entity or arbitrator initiated by or against it, or known by Sellers or the Company to be threatened against any Company Entity or any of its directors, officers, employees or members in their capacity as such (a “New Litigation Claim”), (b) notify Purchaser of ongoing material developments in any New Litigation Claim and (c) consult in good faith with Purchaser regarding the conduct of the defense of any New Litigation Claim. Sellers and the Company will notify Purchaser in writing promptly after it becomes aware of a breach of any representation or warranty by Sellers, or of any matter that may cause any closing condition not to be satisfied.

7.6 No Solicitation. From the date of this Agreement through January 27, 2012, the Company and Sellers will not, nor will the Company authorize or permit any Company Entity or any of its officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any Company Entity (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (a) solicit, initiate, seek, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action similar to the foregoing regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (d) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (e) submit any Acquisition Proposal to the vote of any members of the Company. The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Company Representatives, whether in its, his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 7.6 to cause such Company Representatives not to take with the knowledge of the Sellers, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 7.6.

7.7 Access to Information.

(a) During the Pre-Closing Period, Sellers and the Company shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during regular business hours to all of the Company Entity’s properties, books, Contracts, employees and records, and all other information concerning the business, properties and personnel of the Company Entities as Purchaser may reasonably request.

(b) Subject to compliance with applicable Legal Requirements during the Pre-Closing Period, Sellers and the Company shall confer from time to time as reasonably requested by Purchaser with one or more representatives of Purchaser to discuss any material changes or developments in the operational matters of the Company Entities and the general status of the ongoing operations of the Company Entities.

7.8 Management Agreements. Without the prior consent of Sellers, Purchaser shall not (a) voluntarily terminate, or amend in a manner that would materially and adversely affect the Sellers with respect to the Fleet Growth Payments to be paid by Purchaser pursuant to Section 3.6, any Management Agreement, or (b) cause any New Building Vessels or Acquired Vessels to be supervised, operated or technically managed by any person or entity other than a Post-Closing Manager.

7.9 Employee/SSB Assets. Prior to the Closing Date, Sellers shall cause the Company to distribute or otherwise transfer from the Company the loans receivable and the Seaspan Ship Brokers ownership interest listed in Section 7.9 of the Disclosure Schedule (the “Employee/SSB Assets”).

7.10 Cancellation of Incentive Shares. Following the Closing, Purchaser shall cancel all outstanding Incentive Shares.

7.11 Expenses. Whether or not the Purchase is completed, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

7.12 Tax Matters.

(a) Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns for the Company Entities that are filed after the Closing Date, and shall pay or cause to be paid all Taxes to which such Tax Returns relate, subject to Purchaser’s right to indemnification pursuant to Section 10.2(c). Purchaser shall prepare any Tax Return that relates to a Pre-Closing Tax Period in accordance with the past custom and practice of the Company Entities in filing such Tax Returns and in a manner which results in the least amount of tax payable (except as otherwise required by applicable law).

(b) In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company Entities for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company Entities for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 7.12(a) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(d) Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne by the Sellers and paid when due.

(e) If any Claim with respect to Taxes is made against a Purchaser Indemnified Person or a Company Entity by or in respect of a third party, the Purchaser Indemnified Person shall give prompt written notice to the Indemnifying Person of any written notice or inquiry, notice or letter of commencement of audit, notice of assessment, or notice of reassessment received from a Tax Authority and relating to a matter that may give rise to a claim for indemnity under Section 10.2, provided, however, that the failure to give prompt written notice shall not affect the liability of the Indemnifying Person hereunder unless the failure to give such notice adversely and materially affects the ability of such Indemnifying Person to defend, object, oppose, or contest any claim, assessment, or reassessment made by a Tax Authority as provided for hereunder. Failure to give written notice of the commencement of such audit within 21 days of receipt of a notice or letter of commencement of audit shall be deemed for all purposes of this Agreement to adversely and materially impact the ability of such Indemnifying Person to object, oppose, or contest any claim arising out of such audit. Notwithstanding any other provisions of this Section 7.12(e), provided that the Indemnifying Person promptly acknowledges in writing its liability pursuant to Article X for any amount for which it may have to make an indemnification payment, the Indemnifying Person shall have the sole right at its expense to represent the interests of the relevant Company Entities in any tax audit or administrative or court proceeding relating to fiscal years of the relevant Company Entities ending on or prior to the Closing Date or with respect to any other matter which may give rise to a claim for indemnity under Article X and to control the conduct of such audit or proceeding, including settlement or other disposition thereof and the execution and delivery by any Company Entity of a waiver for such fiscal years as provided for in subsection 152(4) of the Canada Tax Act or any similar requirement under tax legislation, provided that (i) no settlement shall be made without notification of such proposed settlement has been first given to the Purchaser and (ii) no settlement that results, in whole or in part, in an Excluded Loss shall be made without the consent of the Purchaser. The Purchaser Indemnified Person shall retain the right to employ its own counsel and to participate, at its own expense, in the defense or handling of any Third Party Claim, the defense of which has been assumed by the Indemnifying Person pursuant hereto. The Purchaser Indemnified Person shall cooperate with the reasonable requests of the Indemnifying Person for information and assistance and shall permit such party during normal business hours to inspect and make copies, at its expense, of relevant books and records. The Purchaser Indemnified Person agrees to execute or cause to be executed any document necessary, reasonable, and appropriate to enable the Indemnifying Person to so defend, object, oppose, or contest. In the event of a conflict between the provisions of Section 10.7 and this Section 7.12(e), the provisions of this Section 7.12(e) shall govern.

The Sellers shall not have any liability for, and shall not be obliged to hold harmless and indemnify any Purchaser Indemnified Person for any Pre-Closing Taxes or any Indemnifiable Damages relating to Pre-Closing Taxes, including a breach of any representation, warranty, or covenant of the Sellers or a Company Entity in this Agreement, (the “Excluded Loss”) to the extent that such Excluded Loss directly arises out of or results from any assessment and/or reassessment for Pre-Closing Taxes by any Tax Authority alleging that fees or other amounts paid or payable or should have been paid or payable by the Purchaser (or any Subsidiary of the Purchaser) to any Company Entity was not the amount of fee or other amount paid or payable that would have been paid or payable by persons acting at arm’s length and in accordance with arm’s length principles (as that term is used in the OECD Transfer Pricing Guidelines) or otherwise violate the transfer pricing rules of the income tax legislation or policy of the relevant jurisdiction. If a taxation authority raises an issue with a Seller that could reasonably result in an Excluded Loss, that Seller shall give prompt written notice to the Purchaser and each Seller shall cooperate with the reasonable requests of the Purchaser for information and assistance.

(f) For the period beginning after the Closing and ending on December 31, 2018, the Purchaser shall use commercially reasonable efforts to ensure that the Purchaser or its assigns take no steps that would constitute a “triggering event” within the meaning of Treasury Regulations Sections 1.367(a)-8(j)(1) and (2), and Treasury Regulations Section 1.367(a)-8(k) (“Triggering Event”). In the event of a breach of this Section 7.12(f), the Purchaser shall pay each of the Kevin Lee Washington 1999 Trust II and the Kyle Roy Washington 2005 Irrevocable Trust the sum of (i) the amount of any interest imposed on such Seller pursuant to Treasury Regulations Section 1.367(a)-8(c)(1)(v) as a result of such breach, (ii) with respect to each share of Class A Common Stock delivered to such Seller pursuant to Section 3.3 hereof, interest, which shall accrue at a rate equal to the actual stated interest rate on any commercially reasonable borrowing incurred by the Kevin Lee Washington 1999 Trust II or the Kyle Roy Washington 2005 Irrevocable Trust in order to pay any Tax imposed on the gain recognized by such Seller with respect to such share of Class A Common Stock pursuant to Treasury Regulations Section 1.367(a)-8(c)(1)(i) as a result of such breach from the date on which such Tax is paid until the earlier of (A) the date of the taxable disposition of such share of Class A Common Stock for United States federal income tax purposes, or (B) the 15th anniversary of the date on which such Tax is paid and (iii) any reasonable costs incurred in connection with such borrowing; provided, however, that such Seller (iv) shall not make an election pursuant to Treasury Regulations Section 1.367(a)-8(c)(2)(vi) without first consulting with the Purchaser and (v) shall for purposes of computing the amounts payable hereunder be deemed to have paid any such Tax on the earlier of (C) the actual payment date or (D) the due date (excluding extensions) for the filing of such Seller’s United States federal income Tax Return for the taxable year that includes the Triggering Event. Interest payable pursuant to clause (ii) shall be payable in cash on the last day of each calendar year beginning with the calendar year in which Seller is deemed to have paid such Tax pursuant to clause (v) and shall be computed on the basis of a 365-day year and the actual number of days elapsed.

(g) Tax related representations and covenants:

(i) Purchaser has no present plan or intention to cause the Company to issue additional shares of its stock that would result in Purchaser losing control of Company within the meaning of section 368(c)(1) of the Internal Revenue Code.

(ii) Purchaser has no present plan or intention to liquidate Company; to merge Company into another corporation; to cause Company to sell or otherwise depose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Company stock acquired in the transaction, except for transfers described in section 368(a)(2)(c) of the Internal Revenue Code.

(iii) Following the Purchase, Company intends to continue its historic business or use a significant portion of its historic business assets in a business.

7.13 Accounts Receivable. From the Closing until the date 270 days after the date of the Audited Balance Sheet, Purchaser will use reasonable efforts to seek to collect the Accounts Receivable in the Ordinary Course of Business for the Company Entities. Amounts received by Purchaser from customers of the Company Entities shall be deemed to have been paid first against the open invoices of the customer outstanding under the Accounts Receivable balance, unless such invoices are subject to a good faith dispute by such customer, and then against any invoices issued to the customer by Purchaser after the Closing Date. If Purchaser receives payment for any of the Accounts Receivable following receipt by the Purchaser of indemnification payments pursuant to Section 10.2 due to the prior lack of collection of such Account Receivable, Purchaser shall promptly pay to the Sellers, based on their respective Pro Rata Portions, an aggregate amount equal to the lesser amount of (a) such subsequent payment received by the Purchaser from the customer or (b) such indemnification payment.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to complete the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Proceeding shall be pending or threatened, which in the opinion of counsel is reasonably likely to result in an order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(b) All of the consents, authorizations, orders or approvals required to be listed on Sections 4.4 and 4.5 of the Disclosure Schedule shall have been obtained.

8.2 Additional Conditions to Sellers’ Obligations.

The obligations of Sellers and the Company to complete the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Sellers and may be waived by Sellers in writing in their sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. Each of the representations and warranties made by Purchaser in this Agreement and in the Purchaser Closing Certificate (i) shall have been accurate in all respects as of the Agreement Date and (ii) shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except in the case of clause (ii) for those changes contemplated by this Agreement, those representations and warranties that contain a Materiality Qualifier (which representations and warranties shall be true and correct in all respects at and as of the Closing Date), and for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate in all material respects as of such date, except for those representations and warranties that contain a Materiality Qualifier, which representations and warranties shall be true and correct in all respects at and as of such date). Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement at or prior to the Closing.

(b) Receipt of Closing Deliveries. Sellers shall have received, at or prior to the Closing, each of the following:

(i) A certificate, dated as of the Closing Date, executed on behalf of Purchaser by a duly authorized officer of Purchaser to the effect that each of the conditions set forth in clause (a) of this Section 8.2 has been satisfied (the “Purchaser Closing Certificate”).

(ii) The Escrow Agreement, executed by Purchaser and the Escrow Agent.

(iii) The Registration Rights Agreements, executed by Purchaser.

(iv) The Shareholders Rights Agreement Amendment, executed by Purchaser and American Stock Transfer & Trust Company, LLC.

(v) The Seaspan Mark License Agreement, executed by the Purchaser and Seaspan Marine Corporation.

(vi) The W Logo License Agreement, executed by the Purchaser and Washington Business Services, Inc. (formerly known as Washington Corporations).

(vii) The Omnibus Amendment, executed by each of the parties thereto.

(viii) The Closing Consideration, and confirmation of receipt by the Escrow Agent of the Escrow Consideration, in accordance with Sections 3.1 and 3.3.

(ix) All such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Sellers to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Sellers, acting reasonably.

(c) No Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact that, individually or in the aggregate, has had or reasonably may be expected to result in a Material Adverse Effect with respect to the Purchaser.

8.3 Conditions to Purchaser’s Obligations.

The obligations of Purchaser to complete the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Purchaser and may be waived by Purchaser in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. Each of the representations and warranties made by Sellers in this Agreement and in the Company and Seller Closing Certificates (i) shall have been accurate in all respects as of the Agreement Date and (ii) shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except in the case of clause (ii) for those changes contemplated by this Agreement, those representations and warranties that contain a Materiality Qualifier (which representations and warranties shall be true and correct in all respects at and as of the Closing Date), and for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate in all material respects as of such date, except for those representations and warranties that contain a Materiality Qualifier, which representations and warranties shall be true and correct in all respects at and as of such date). Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements, required to be performed and complied with by Sellers and the Company Entities pursuant to this Agreement at or prior to the Closing.

(b) Receipt of Closing Deliveries. Purchaser shall have received, at or prior to the Closing, each of the following:

(i) A certificate, dated as of the Closing Date and executed by Sellers and the Company to the effect that each of the conditions set forth in clauses (a) and (c) of this Section 8.3 have been satisfied (the “Company and Seller Closing Certificates”).

(ii) A certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company Entities’ (a) Organizational Documents and (b) board resolutions approving the Purchase and adopting this Agreement.

(iii) The Escrow Agreement, executed by the Sellers and the Escrow Agent.

(iv) Lock-Up Agreements, executed by each Seller.

(v) The Shareholders Rights Agreement Amendment, executed by American Stock Transfer & Trust Company, LLC.

(vi) The Omnibus Amendment, executed by each of the parties thereto.

(vii) Certificates representing all of the issued and outstanding Company Shares and Incentive Shares, duly endorsed in blank or with duly executed stock powers attached.

(viii) Written resignations of Lawrence Simkins and Todd Wilson as directors of the Company Entities, effective no later than immediately prior to the Effective Time.

(ix) The Closing Expenses Certificate.

(x) The Seaspan Mark License Agreement, executed by Seaspan Marine Corporation.

(xi) The W Logo License Agreement, executed by Washington Business Services, Inc. (formerly known as Washington Corporations).

(xii) All such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.

(c) No Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact that, individually or in the aggregate, has had or reasonably may be expected to result in a Material Adverse Effect.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination.

At any time prior to the Closing, this Agreement may be terminated and the Purchase abandoned by authorized action taken by the terminating party:

(a) by mutual written consent of Sellers and Purchaser;

(b) by either Purchaser or Sellers, if the Closing shall not have occurred on or before January 27, 2012 or such other date that Purchaser and Sellers may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 9.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Purchaser or Sellers, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the completion of the Purchase shall have become final and nonappealable;

(d) by Purchaser, if Sellers shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 30 days after receipt by Sellers from Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied; or

(e) by Sellers, if Purchaser shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 30 days after receipt by Purchaser from Sellers of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 to be satisfied.

9.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Sellers or the Company; provided, however, that (a) the provisions of this Section 9.2 (Effect of Termination) and Article XI (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties, covenants or agreements contained herein.

9.3 Amendment.

Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. To the extent permitted by applicable Legal Requirements, Purchaser and Sellers may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Purchaser and Sellers.

9.4 Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties, Covenants and Agreements.

If the Purchase is completed, all of the representations and warranties and covenants of the parties hereunder (or in any schedule or certificate delivered pursuant to this Agreement) shall survive the Closing and remain in full force and effect for the following periods (each, the applicable “Survival Period”):

(a) the representations and warranties in Sections 4.1 (Organization, Standing and Power), 4.3 (Authority and Enforceability), 4.7 (Capital Structure of the Company; Ownership of Incentive Shares), 4.16 (Taxes), 5.1 (Authority and Enforceability), 5.3 (Title to Shares) 6.1 (Organization and Standing), 6.2 (Authority and Enforceability) and 6.5 (Capital) (collectively, the “Fundamental Representations”), and any claims based on fraudulent breaches of representations and warranties under the Agreement shall survive until the expiration of the applicable statute of limitations;

(b) the representations and warranties in Section 4.15 (Environmental Matters) shall terminate twenty-four (24) months following the Closing Date;

(c) all other representations and warranties in this Agreement, the schedules or any certificate delivered by any Party to any other Party in connection with this Agreement shall terminate twelve (12) months following the Closing Date; and

(d) all covenants and agreements in this Agreement shall not terminate until all obligations with respect thereto have been performed or satisfied or, if applicable, shall have expired or been terminated in accordance with their terms.

The parties acknowledge that the time periods set forth in this Article X and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation between the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Article X and elsewhere in the Agreement may be shorter than otherwise provided by applicable Legal Requirements and that the representations and warranties set forth in this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party or the acceptance by any party of any certificate hereunder.

10.2 Indemnification by Sellers. Each Seller, severally and not jointly (subject to Section 10.4(f)), shall hold harmless and indemnify Purchaser and its controlled affiliates, and each of their respective officers, directors, employees, successors and assigns (each of the foregoing being referred to individually as a “Purchaser Indemnified Person” and collectively as “Purchaser Indemnified Persons”) from and against any and all losses, liabilities, damages, fees, obligations, judgments, settlements, interest, penalties, fees, Proceedings, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”), whether or not due to a third-party claim, arising out of, or resulting from (and without duplication):

(a) any breach of any representation or warranty made by the Company or Sellers in (i) this Agreement, (ii) any certificate delivered to Purchaser by Sellers in connection with this Agreement, or (iii) any document or agreement between the Company or the Sellers and the Purchaser delivered to Purchaser in connection with this Agreement;

(b) any breach of the covenants or agreements made by the Company or Sellers in (i) this Agreement, (ii) any certificate delivered to Purchaser by Sellers in connection with this Agreement, or (iii) any document or agreement between the Company or the Sellers and the Purchaser delivered to Purchaser in connection with this Agreement;

(c) Pre-Closing Taxes; and

(d) any Indemnifiable Transaction Expenses.

10.3 Indemnification by Purchaser. The Purchaser shall hold harmless and indemnify the Sellers, and each of their respective officers, directors, employees, successors and assigns (each of the foregoing being referred to individually as a “Seller Indemnified Person” and collectively as “Sellers Indemnified Persons”, and together with the Purchasers Indemnified Persons, the “Indemnified Persons”) from and against any and all Indemnifiable Damages, whether or not due to a third-party claim, arising out of, or resulting from (and without duplication):

(a) any breach of any representation or warranty made by the Purchaser in this Agreement or any certificate or other document or agreement delivered to the Company or Sellers by the Purchaser in connection with this Agreement; or

(b) any breach of the covenants or agreements made by the Purchaser in this Agreement or any certificate or other document or agreement delivered to the Company or Sellers by the Purchaser in connection with this Agreement.

10.4 Limitations; Exclusive Remedy. The entitlement of any Indemnified Persons to be indemnified pursuant to this Article X shall be subject to each of the following principles or qualifications:

(a) No claim for the recovery of Indemnifiable Damages pursuant to Section 10.2 or 10.3 may be asserted by any Indemnified Person after the expiration of the applicable Survival Period; provided, however, that claims first asserted in writing prior to such expiration in a Claim Notice shall survive expiration of the applicable survival period.

(b) No claim for Indemnifiable Damages shall be made pursuant to Section 10.2(a) or 10.3(a) unless the aggregate of all Indemnifiable Damages for which claims under such Section 10.2(a) or 10.3(a), as applicable, are made hereunder by the Purchaser Indemnified Persons or the Sellers Indemnified Persons, as applicable, exceeds $540,000 (the “Threshold Amount”). If the total amount of Indemnifiable Damages under such Section 10.2(a) or 10.3(a), as applicable, exceeds the Threshold Amount, then the applicable Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for all Indemnifiable Damages including the Threshold Amount. The Threshold Amount shall not apply to claims made pursuant to Section 10.2(a) or 10.3(a) based on fraud, breaches of the Fundamental Representations, or breach of the representations and warranties set forth in Section 4.23 with respect to collectibility of the Accounts Receivable. The foregoing notwithstanding, no Party shall have an obligation to indemnify Indemnified Persons with respect to any individual claim for which the Indemnifiable Damages are less than $5,000; provided, however, that for any individual claim for which such $5,000 amount is exceeded, Indemnified Persons shall be entitled to the full amount of any such claim, disregarding such $5,000 threshold.

(c) The amount of any Indemnifiable Damages that are subject to indemnification under this Article X shall be calculated net of the amount of any insurance proceeds actually received by the Indemnified Persons in connection with such Indemnifiable Damages or any of the events or circumstances giving rise or otherwise related to such Indemnifiable Damages (net of all deductibles, co-payments, and all costs of collection of any such insurance proceeds). If any such insurance proceeds are received by any Indemnified Person after receiving payment or reimbursement for any Indemnifiable Damages hereunder, such Indemnified Person shall promptly cause to be paid to the indemnifying Party an amount equal to the lesser of such insurance proceeds or the amount of such Indemnifiable Damages previously paid or reimbursed.

(d) For purposes of determining the amount of any Indemnifiable Damages only, each representation and warranty shall be read without regard and without giving effect to any Materiality Qualifier contained therein (as if each such standard or qualification were deleted from such representation or warranty).

(e) With the exception of claims based upon fraud or any breach of any Fundamental Representation, recourse of Purchaser and any other Purchaser Indemnified Person for claims under Section 10.2(a) shall be limited to the right to receive from the Sellers, at the Sellers option, either (i) shares of Class A Common Stock (which do not need to be then subject to the terms of the Lock-up Agreements (“Locked-up Shares”)), including any Escrow Consideration, valued on a Per Share Value basis, or (ii) cash if one or more of the Sellers elect to pay such Indemnifiable Damages in immediately available funds, in an aggregate amount equal to $7.5 million. For claims based on the Fundamental Representations and claims made under Sections 10.2(b), (c) or (d), recourse of Purchaser and any other Purchaser Indemnified Person shall be limited to the right to receive from Sellers, at the Sellers option, either (i) shares of Class A Common Stock (which do not need to be Locked-up Shares), including any Escrow Consideration, valued on a Per Share Value basis, or (ii) cash if one or more of the Sellers elect to pay such Indemnifiable Damages in immediately available funds, in an aggregate amount equal to the lesser of (A) the Base Purchase Price and (B) the value (as of the date the applicable Claim Notice is first delivered by a Purchaser Indemnified Person with respect to the claim) of the then remaining Locked-up Shares, in each case calculated on a Per Share Value basis. For any claims for which one or more Sellers elect to pay in immediately available funds, the amount to be paid shall be equal to the amount of the Indemnifiable Damages. For claims based on fraud, recourse of Purchaser and any other Purchaser Indemnified Person shall be limited to the right to receive from Sellers Class A Common Stock in an amount up to the full Purchase Price paid or payable in Class A Common Stock, calculated on a Per Share Value basis.

(f) Other than for claims based upon fraud, any breach of any Fundamental Representation or, with respect to Section 4.15 (Environmental Matters), for claims made after 12 months after the Closing Date (the “Escrow Exceptions”), from and after the Closing, if either or both of the Sellers does not choose to satisfy their respective portion of such claims in cash then the Escrow Consideration pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of Purchaser and any other Purchaser Indemnified Persons for monetary Indemnifiable Damages for claims made pursuant to Section 10.2(a). Notwithstanding the foregoing, any claims following the Closing based upon the Escrow Exceptions or Sections 10.2(b), (c) or (d) for which one or more of the Sellers do not choose to satisfy their respective portion in cash must be made, first, against the Escrow Fund, and only once all amounts in the Escrow Fund have been paid out to the applicable parties or the Escrow Fund has terminated may claims be made directly against any of the Sellers. To the extent there are claims related to the Escrow Exceptions and claims not related to the Escrow Exceptions, Indemnifiable Damages not related to the Escrow Exceptions will be charged against the Escrow Fund prior to the Indemnifiable Damages related to the Escrow Exceptions. The right of Purchaser or any other Purchaser Indemnified Person to recover directly from a Seller in connection with a claim related to the Escrow Exceptions or Sections 10.2(b), (c) or (d) shall be limited to the Seller’s Pro Rata Portion of the Purchase Price and the aggregate amount of the Purchase Price actually received by such Seller, unless that particular Seller committed (or was actively involved in the commission of) any relevant fraud. The amount of any indemnification payments under this Article X that are paid out of the Escrow Consideration shall be deemed to reduce the Escrow Fund, by each Seller’s Pro Rata Portion, of any such indemnification payments.

(g) All indemnification payments made pursuant to this Article X shall be treated by the parties as adjustments to the Purchase Price (other than in relation to payment obligations of the Sellers under Section 3.5), including for Tax purposes, unless otherwise required by applicable law.

(h) No Seller Indemnified Person shall make any claim for an indemnity or contribution or otherwise against any Company Entity in connection with any liability which any Seller or Seller Indemnified Person has or may have with respect to any representation and warranty made by any Company Entity in this Agreement or in connection with the transactions contemplated hereby.

10.5 Escrow Fund.

The Escrow Consideration shall be deposited by Purchaser with Canadian Stock Transfer Company Inc., as escrow agent (the “Escrow Agent”), such deposit to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Consideration shall be available to compensate Purchaser or any other Purchaser Indemnified Person for Indemnifiable Damages pursuant to the indemnification obligations set forth in this Article X.

10.6 Claims.

Any Indemnified Person seeking indemnification hereunder shall promptly notify in writing (the “Claim Notice”) the other party or parties from whom such Indemnified Person is seeking indemnification hereunder (the “Indemnifying Person,” which term shall include all Indemnifying Persons if there be more than one) of any claim for Indemnifiable Damages (a “Claim”) with respect to which the Indemnified Person claims indemnification hereunder. Any Claim Notice delivered under this Section 10.6 shall:

(a) state that a Indemnified Person has determined in good faith that it has a claim for indemnification pursuant to this Article X;

(b) state the amount of such Indemnifiable Damages, if reasonably known (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by the Indemnified Person in good faith to be incurred, paid, reserved or accrued); and

(c) specifying in reasonable detail the material facts known to the Indemnified Person giving rise to such claim (based upon the information then possessed by the Indemnified Person).

No delay in providing such Claim Notice within the applicable Survival Period shall affect a Purchaser Indemnified Person’s rights hereunder, unless (and then only to the extent that) the applicable Indemnifying Persons are materially prejudiced thereby.

10.7 Third Party Claims.

(a) If any Claim against the Indemnified Person is made by or in respect of a third party (a “Third Party Claim”), the Indemnified Person shall promptly deliver to the Indemnifying Person a Claim Notice, accompanied by copies of all documents and information reasonably relevant to the Third Party Claim and in the Indemnified Person’s possession. Notwithstanding the foregoing, no delay in providing such Claim Notice within the applicable survival period shall affect a Indemnified Person’s rights hereunder, unless (and then only to the extent that) the applicable Indemnifying Persons are prejudiced thereby.

(b) Upon written notice to the Indemnified Person, within thirty (30) days after receipt of the Claim Notice, the Indemnifying Person shall have the right to direct, through counsel of its own choosing but reasonably acceptable to the Indemnified Person, the defense or settlement of any Third Party Claim at its own expense; provided, however, that the Indemnifying Person shall not control the defense of such Third Party Claim (unless otherwise agreed to in writing by the Indemnified Person) and shall pay the fees and expenses of counsel retained by the Indemnified Person if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnified Person reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injurious to the Indemnified Person’s reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnified Person; (4) the Indemnified Person has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Person and the Indemnified Person; (5) the Indemnifying Person failed or is failing to vigorously prosecute or defend such claim; or (6) the Indemnified Person reasonably believes that the loss relating to the Third Party Claim will exceed the maximum amount that such Indemnified Person could then be entitled to recover under the applicable provisions of Article X. If the Indemnifying Person is entitled to and elects to direct the defense of any Third Party Claim, the Indemnified Person shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Person consents in writing to such payment (which consent shall not be unreasonably withheld or delayed) or unless the Indemnifying Person, subject to Section 10.7(c), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Person is entered against the Indemnified Person for such liability. The Indemnifying Person shall keep the Indemnified Person timely apprised of the status of such Third Party Claim. The Indemnified Person shall retain the right to employ its own counsel and to participate, at its own expense, in the defense or handling of any Third Party Claim, the defense of which has been assumed by the Indemnifying Person pursuant hereto. If the Indemnifying Party is entitled to and has assumed the defense of any Third Party Claim, the Indemnifying Person shall not settle such Third Party Claim without the prior written consent of the Indemnified Person (which shall not be unreasonably delayed or withheld) if, pursuant to or as a result of such settlement or cessation, (1) there is an admission of wrongdoing by the Indemnified Person or its affiliates, (2) injunctive or other equitable or non-monetary relief will be imposed upon the Indemnified Person or its affiliates, (3) there is not, as a term thereof an express and unconditional release of the Indemnified Person and its affiliates from the Third Party Claim and a complete and final resolution of all such Third Party Claims against the Indemnified Party and its affiliates, and (4) the monetary relief is not fully and actually covered by the Escrow Fund or the Indemnifying Person’s indemnification obligations under this Article X.

(c) If the Indemnifying Person does not give written notice to the Indemnified Person within twenty (20) days after receipt of the Claim Notice of a Third Party Claim that the Indemnifying Person has elected to assume the defense of such Third Party Claim or if the Indemnifying Person shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Person shall have the right to undertake the defense or settlement thereof, at the Indemnifying Person’s expense. The Indemnifying Person shall pay the cost and expenses of the handling of the defense on a current basis, and any amounts not reimbursed within 30 days after invoice based on reasonable documentation shall accrue interest at 8% per annum and be included in

Indemnifiable Damages. If the Indemnified Person assumes the defense of a Third Party Claim pursuant to the terms of this Section 10.7, the Indemnified Person shall keep the Indemnifying Person timely apprised of the status of such Third Party Claim and shall, subject to this Section 10.7, not settle such Third Party Claim without the prior written consent of the Indemnifying Person (which shall not be unreasonably delayed, withheld or conditioned and which will be deemed given if not objected to in writing within ten (10) days of written notice of the material terms of the settlement).

(d) In connection with any defense of a Third Party Claim, each of the parties to this Agreement shall, and shall cause their respective controlled affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by any other party in connection therewith.

10.8 Limitation. The Purchaser acknowledges and agrees that it has had the opportunity to conduct due diligence and investigation with respect to the Company Entities. The Sellers shall have no liability to the Purchaser with respect to a breach of any representation or warranty under this Agreement (other than the Fundamental Representations and Section 4.23 (Accounts Receivable)) to the extent that the members of the Conflicts Committee of the Purchaser’s Board of Directors or the Representatives of the Conflicts Committee had actual knowledge of such breach as of the Closing Date based on disclosure of such breach in the Disclosure Schedule in such a manner and in such detail as to enable such members or Representatives to make an informed assessment of the nature and scope of the disclosed breach and its financial, operational or other consequences to the Company Entities.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party or agent as shall be specified by like notice):

(i) if to Purchaser, to:

Seaspan Corporation

Unit 2 – 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Fax:

Attention: Corporate Secretary

Facsimile No.: (604) 638 2595

with copies (which shall not constitute notice) to:

Seaspan Ship Management Ltd.

2600 - 200 Granville Street

Vancouver BC V6C 1S4

Attention: Secretary and Chair, Conflicts

Committee

Facsimile No.: +1.604.648.9514

and:

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, OR 97209-4128

Attention: David S. Matheson

Facsimile No.: (503) 727-2008

and, as agent for service of process before English courts:

Watson, Farley & Williams

15 Appold Street

London

EC2A 2HB

England

Attention: Mark Lawson

Facsimile No.: 44(0)20 7814 8018

(ii) if to Sellers, to each of the following:

Kevin Lee Washington 1999 Trust II

c/o Copper Lion, Inc., Trustee

P.O. Box 2490

Jackson, Wyoming 83001-2490

with a copy to:

Washington Corporations

101 International Drive

P.O. Box 16630

Missoula, MT 59808

Attention: Lawrence R. Simkins, President

Phone: (406)523-1300

and

Kyle Roy Washington 2005 Irrevocable Trust u/a/d

July 15, 2005

c/o Copper Lion, Inc., Trustee

P.O. Box 2490

Jackson, Wyoming 83001-2490

with a copy to:

Washington Corporations

101 International Drive

P.O. Box 16630

Missoula, MT 59808

Attention: Lawrence R. Simkins, President

Phone: (406)523-1300

and, as agent for service of process before English courts for either trust:

Blake, Cassels & Graydon LLP

23 College Hill

5th Floor

London EC4R 2RP

England

Attention: David G. Glennie

Facsimile No.: 011-44-207-429-560

and

Thetis Holdings Ltd., at its registered offices

Walkers Corporate Services

Walker House, 87 Mary Street

George Town, Grand Cayman

Cayman Islands KY1-9001

Attention: Managing Director and Secretary

(marked urgent)

Facsimile No.:+1-345-949-7886

with a copy to:

Tiger Ventures Limited

1401 Jardine House

1 Connaught Place, Central Hong Kong

Attention: Graham Porter (marked urgent)

Facsimile No.: +852-2160-5199

and, as agent for service of process before English courts for Thetis:

WB Co (1404) Limited

c/o Wedlake Bell, 52 Bedford Row

London WC1R 4LR

England

11.2 Interpretation.

When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any undefined accounting term shall have the meaning assigned to it pursuant to GAAP. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; and (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

11.3 Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

11.4 Entire Agreement; Parties in Interest.

This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, and the Schedules, including the Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, including the Memorandum of Understanding between Purchaser and Sellers dated December 12, 2011, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article X is intended to benefit Indemnified Persons). Unless expressly provided to the contrary in this Agreement, a Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

11.5 Assignment and Succession.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Purchaser may assign this Agreement to one or more of its affiliates without the prior consent of Sellers; provided, however, that Purchaser shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

11.6 Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Remedies Cumulative.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

11.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of England without reference to principles of conflicts of law. The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute, claim or proceeding that arises out of or in connection with this Agreement and hereby submit all such disputes, claims and proceedings to the jurisdiction of the English Courts. Each of the parties hereby appoints the applicable person indicated in Section 11.1 as its agent for service of process in England in respect of any proceedings, disputes and claims before such English courts.

11.9 Rules of Construction.

The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this

Agreement, each Schedule and each exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

11.10 Confidentiality. After the Closing, the Sellers and their Representatives shall keep confidential and not disclose any information of Purchaser or any Company Entity learned, acquired or obtained as a result of Sections 3.4, 7.12 or 10.7 to any other Person without the prior written consent of the Purchaser unless (a) the disclosure is in response to a legal, regulatory requirement, order, subpoena or request or inquiry of a Governmental Entity, in which case the Sellers shall use commercially reasonable steps to safeguard the confidentiality of such information, (b) the disclosure is required to facilitate the investigation, litigation and disposition of any claims that may have been or may be made by or against any party or its affiliates or (c) the information otherwise is readily ascertainable from public or published information (without violation of the foregoing provisions of this sentence).

11.11 Sellers’ Assurances. Each Seller agrees that it shall not intentionally take any action that would adversely affect its ability to comply fully with its obligations to the Purchaser under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Sai W. Chu
Name:	Sai W. Chu
Title:	Chief Financial Officer

SEASPAN MANAGEMENT SERVICES LIMITED

By:	/s/ Graham Porter
Name:	Graham Porter
Title:	Director

SELLERS:

THE KEVIN LEE WASHINGTON 1999 TRUST II

BY: COPPER LION, INC., AS TRUSTEE

By:	/s/ Christopher Hawks
Name:	Christopher Hawks
Title:	President

THE KYLE ROY WASHINGTON 2005 IRREVOCABLE TRUST U/A/D JULY 15, 2005

BY: COPPER LION, INC., AS TRUSTEE

By:	/s/ Christopher Hawks
Name:	Christopher Hawks
Title:	President

THETIS HOLDINGS LTD.

By:	/s/ Graham Porter
Name:	Graham Porter
Title	Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT